     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 1998


                                                      REGISTRATION NO. 333-50889
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                     INTERNATIONAL INTEGRATION INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

             DELAWARE                             7371                            04-3169145
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                                101 MAIN STREET
                              CAMBRIDGE, MA 02142
                                 (617) 250-2500
                         (ADDRESS AND TELEPHONE NUMBER
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                  MICHAEL PEHL
                      CHIEF EXECUTIVE OFFICER AND CHAIRMAN
                     INTERNATIONAL INTEGRATION INCORPORATED
                                101 MAIN STREET
                              CAMBRIDGE, MA 02142
                                 (617) 250-2500
                          (NAME, ADDRESS AND TELEPHONE
                          NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                PETER B. TARR, ESQ.                                JOHN A. MELTAUS, ESQ.
              JEFFREY A. STEIN, ESQ.                          TESTA, HURWITZ & THIBEAULT, LLP
                 HALE AND DORR LLP                                    125 HIGH STREET
                  60 STATE STREET                               BOSTON, MASSACHUSETTS 02110
            BOSTON, MASSACHUSETTS 02109                          TELEPHONE: (617) 248-7000
             TELEPHONE: (617) 526-6000                           TELECOPY: (617) 248-7100
             TELECOPY: (617) 526-5000

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)

Issued June 18, 1998


                                2,500,000 Shares

                                 (i-Cube Logo)

                                  COMMON STOCK

                            ------------------------

  ALL OF THE SHARES OF COMMON STOCK BEING OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $11 AND $13 PER SHARE. SEE "UNDERWRITERS" FOR A DISCUSSION
   OF THE FACTORS TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING
                                     PRICE.

                            ------------------------

APPLICATION HAS BEEN MADE TO HAVE THE COMMON STOCK APPROVED FOR QUOTATION ON THE
                NASDAQ NATIONAL MARKET UNDER THE SYMBOL "ICUB."

                            ------------------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON
                                 PAGE 4 HEREOF.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                            PRICE $         A SHARE

                            ------------------------

                                                  UNDERWRITING
                                       PRICE TO  DISCOUNTS AND   PROCEEDS TO
                                        PUBLIC   COMMISSIONS(1)   COMPANY(2)
                                       --------  --------------  ------------
Per Share............................     $            $              $
Total(3).............................  $             $              $

------------
    (1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."

    (2) Before deducting expenses payable by the Company estimated at $950,000. The Company has agreed to pay the expenses of the Selling Stockholders, other than underwriting discounts and commissions.

    (3) The Company and the Selling Stockholders have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 375,000 additional Shares (105,000 of which will be provided by the Company and 270,000 of which will be provided by the Selling Stockholders) at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions, proceeds to Company and
        proceeds to Selling Stockholders will be $        , $        , $
        and $        , respectively. See "Underwriters."

                            ------------------------

    The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Testa, Hurwitz & Thibeault, LLP, counsel for the Underwriters. It is expected
that delivery of the Shares will be made on or about          , 1998 at the
offices of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                            ------------------------

MORGAN STANLEY DEAN WITTER
                                          BT ALEX. BROWN
                                                                  UBS SECURITIES

              , 1998

[ARTWORK PORTRAYING THE COMPANY'S SERVICES. THE TEXT CONTAINED WITHIN THE ARTWORK IS AS FOLLOWS:

[Introduction]
Transforming the Business World

As the business world changes, legacy systems have limited the ability of many enterprises to compete. The gap between where they are -- with their existing inflexible information technology infrastructure -- and where they want to be -- agile enough to rapidly adopt new competitive strategies -- is quickly growing. i-Cube helps Fortune 1000 and other large enterprises close that gap.

[Section 1:]
The Business Situation:

Businesses today face the constant need to react quickly to changes in their marketplace.

Deregulation, industry consolidation, globalization of product and vendor markets, demand for more responsive customer service -- all create a need to continually develop and implement new strategies rapidly.

A need to overcome the restrictive aspects of legacy systems.

i-Cube helps companies eliminate these constraints, while preserving the investment they have made in their existing systems.

So applications can respond to the new demands of business.

Can interface with emerging technologies.

Can be better prepared for a future of changing business requirements.

[Case study:]
For McDonnell Douglas (The Boeing Company), i-Cube migrated four legacy systems into one common client/server-based system that coordinates all contractual requirements. While the rearchitected system provides screens and functions familiar to users -- minimizing training costs -- the application now runs on an open systems framework that supports swift enhancement.

[Section 2:]
The Business Methods:

i-Cube helps some of the largest organizations in the world meet their business challenges.

With iMPACT, a suite of services including Information Systems Consulting, Application Implementation Services and Customer Support.

Services designed to help i-Cube customers improve their competitiveness.

Services that incorporate a proven set of software tools, technologies and methodologies.

The i-Structure.

A set of methodologies and technologies supporting the development and migration of scalable, multi-tier, client/server applications.

Applications that are independent of the hardware and operating systems on which they operate.

That are adaptable to future technology or business changes.

That are easily maintainable.

i-Cube uses the i-Structure for constructing large-scale, complex applications in a rapid, predictable, low-risk manner.

And for migrating legacy applications by deconstructing them and reconstructing their components into an enhanced, open systems environment.

Providing an application infrastructure with the flexibility customers need to adapt their IT environments as their businesses evolve.

[GRAPHIC: A stylized depiction of the main lines of service provided by i-Cube, with separate sections labeled accordingly. Section #1 reads: Information Systems Consulting -- Solutions Workshops, Application Staging & Planning
(ASAP); Section #2 reads: Application Implementation Services -- Application Design (Application Migration, including Rearchitect, Rapid Enhancement Deployment), Custom Development (Rapid Application Development), and Application Integration; Section #3 reads: Customer Support -- Skills Enhancement & Empowerment, Rollout & Transitional Maintenance.]

[CAPTION: i-Cube iMPACT Services]

[Case study:]
For Mercedes-Benz Lease Finanz, i-Cube performed a complete overhaul of the company's lease finance system to support creative new finance options for private customers and allow rapid feedback on credit applications to potential customers. i-Cube helped the company achieve its goal of reducing finance approval time from one to two days to 15 minutes.

[i-Cube logo]

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

     UNTIL                , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THIS
OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    4
The Company................................   12
Use of Proceeds............................   12
Dividend Policy............................   12
Capitalization.............................   13
Dilution...................................   14
Selected Consolidated Financial Data.......   15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   16
Business...................................   22

                                             PAGE
                                             ----
Management.................................   34
Certain Transactions.......................   44
Principal Stockholders.....................   45
Description of Capital Stock...............   47
Shares Eligible for Future Sale............   50
Underwriters...............................   52
Legal Matters..............................   53
Experts....................................   53
Change in Accountants......................   54
Additional Information.....................   54
Index to Consolidated Financial
  Statements...............................  F-1

                            ------------------------

     The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and with quarterly reports for the first three quarters of each year containing unaudited consolidated interim financial information.
                            ------------------------

     i-Cube, Transforming the Business World, i-Structure, iMPACT and the i-Cube logo are service marks of the Company. This Prospectus also includes other service marks, trademarks and trade names of the Company and of companies other than the Company.
                            ------------------------

     Except as set forth in the consolidated financial statements or as otherwise indicated herein, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option; (ii) assumes the filing prior to the effective date of the Registration Statement of which this Prospectus is a part of the Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate of Incorporation") increasing the authorized shares of Common Stock, and implementing certain provisions described below under "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects," and the receipt of stockholder approval therefor; and (iii) reflects a three-for-two split of the Company's Common Stock effected in February 1997. See "Description of Capital Stock," "Underwriters" and Note 5 of Notes to Consolidated Financial Statements. As used in this Prospectus, the "Company" and "i-Cube" refer to International Integration Incorporated and its subsidiaries.
                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

    The following summary is qualified by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

    International Integration Incorporated ("i-Cube" or the "Company") provides application migration and custom software development services on a fixed-price, fixed-time basis to Fortune 1000 companies and other large enterprises. The Company believes that through these services, its customers can cost-effectively and rapidly improve their competitiveness and narrow the gap between the demands of their business strategies and the capabilities of their information technology ("IT") environments. The Company offers a full range of services, known as iMPACT, including information systems consulting, application migration, custom software development and customer support.

    The Company utilizes its proprietary development methodologies and technologies, known as i-Structure, to implement large-scale, complex application migration and custom development projects based on a multi-tier client/server architecture. i-Structure's proprietary technologies include transformation tools used to separate legacy applications into their smallest logical components, methodologies to populate an Application Repository that contains the components of and critical information about an application, and runtime tools used to access and integrate application components. i-Structure provides the Company with a repeatable and consistent development framework, applicable to both its application migration and custom development projects, that increases the speed and reduces the risk and cost of the development of strategic, core business applications. The applications custom developed or migrated using i-Structure are not dependent on any single hardware provider or operating system, are adaptable to future technologies and business changes, and are easily maintainable. In addition, i-Structure enables the Company to migrate legacy software applications into multi-tier client/server applications, allowing customers to preserve the core functionality and other benefits of their legacy applications while eliminating the constraints of legacy system architectures. The Company believes that i-Structure enhances the productivity of its IT professionals and the Company's continued investment in i-Structure is a key component of its growth strategy.

    The Company believes that the expertise gained from completing large-scale, strategic application migration and custom development projects since its founding in 1992 provides a significant competitive advantage. Recent engagements include projects for Cooper Cameron Corporation, Daimler-Benz AG, Hewlett-Packard Company, IBM, McDonnell Douglas Corporation (now part of The Boeing Company), Rockwell Automation/Reliance Electric, and Wisconsin Power and Light Company.

                                  THE OFFERING

Common Stock offered........................................  2,500,000 shares
Common Stock to be outstanding after this offering..........  15,967,233 shares(1)
Use of proceeds.............................................  For general corporate purposes, including working capital, capital expenditures and potential
                                                              acquisitions. See "Use of Proceeds."
Proposed Nasdaq National Market symbol......................  ICUB

---------------
(1) Based on shares of Common Stock outstanding as of March 31, 1998. Excludes
    (i) 5,539,782 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 1998, of which options to purchase 1,657,628 shares were then exercisable, and (ii) 4,064,578 shares of Common Stock reserved for future issuance under the Company's stock plans. See "Description of Capital Stock," "Management -- Benefit Plans" and Note 7 of Notes to Consolidated Financial Statements.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                             THREE MONTHS
                                                                                                                 ENDED
                                                                        YEAR ENDED DECEMBER 31,                MARCH 31,
                                                              -------------------------------------------   ---------------
                                                              1993     1994     1995     1996      1997      1997     1998
                                                              -----   ------   ------   -------   -------   ------   ------
                                                                                                              (UNAUDITED)
STATEMENT OF INCOME DATA:
Net revenues................................................  $ 833   $2,893   $9,197   $14,479   $26,859   $5,598   $8,828
Operating income............................................    197      792    3,408     2,580     6,694    1,471    2,119
Net income..................................................    124      485    2,076     1,615     4,325      929    1,372
Earnings per share(1):
  Basic.....................................................  $ .01   $  .04   $  .17   $   .13   $   .34   $  .07   $  .10
  Diluted...................................................  $ .01   $  .04   $  .15   $   .12   $   .29   $  .07   $  .09
Weighted average shares outstanding(1):
  Basic.....................................................  9,353   12,114   12,323    12,425    12,627   12,519   13,244
  Diluted...................................................  9,353   12,114   13,465    13,682    15,163   14,256   16,031

                                                                AS OF MARCH 31, 1998
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(2)
                                                              -------   --------------
                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 9,833     $36,783
Working capital.............................................    9,174      36,124
Total assets................................................   19,518      46,468
Long-term obligations, net of current maturities............      623         623
Total stockholders' equity..................................   11,043      37,993

---------------
(1) For an explanation of the determination of the number of shares used in computing earnings per share, see Note 6 of Notes to Consolidated Financial Statements.

(2) Adjusted to give effect to the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share (the midpoint of the range set forth on the cover of this Prospectus), after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information presented in this Prospectus before purchasing the shares of Common Stock offered hereby. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including but not limited to the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

     Fluctuations in Results of Operations. The Company's results of operations have varied significantly in the past and may vary significantly in the future, on a quarterly and annual basis, as a result of a variety of factors, many of which are outside the Company's control. These factors include, without limitation: (i) the timing and size of new contracts; (ii) the Company's ability to accurately estimate the time and expense associated with providing services under its customer contracts; (iii) the Company's ability to attract and retain employees having qualifications and experience appropriate for the Company's engagements; (iv) employee utilization, the number and type of engagements performed by the Company during a particular period and the payment terms, other contractual terms and degree of completion of such engagements; (v) the Company's ability to execute the large, complex and lengthy engagements characteristic of the Company's business, including without limitation its ability to staff and manage the appropriate level of IT professionals; (vi) any unexpected cancellation or termination of large engagements; (vii) demand for the Company's services; (viii) the efforts and performance of the Company's marketing partners; (ix) the costs associated with the opening of new offices;
(x) changes in customer budgets; (xi) the publication of opinions about the Company and its services, or its competitors or their services, by industry analysts; (xii) competitive conditions in the industry; and (xiii) general domestic and international economic conditions. The Company's expense levels are based, in significant part, on anticipated contract requirements and on other expectations of future revenues and are relatively fixed in the short term. Consequently, if revenue levels are below expectations, including without limitation as a result of an unanticipated delay in or termination of a customer engagement, expense levels could be disproportionately high as a percentage of net revenues, and the Company's business, financial condition and results of operations would be materially adversely affected. See "-- Project and Customer Concentration," "-- Fixed-Price, Fixed-Time Contracts" and "Business -- Customers."

     The Company also believes that the purchase of its services generally involves a significant commitment of a customer's capital resources. Therefore, any downturn in a customer's business could have a material adverse effect on the Company's business, financial condition and results of operations. To the extent that projects progress faster than expected, results of operations for subsequent quarters may be materially adversely affected. Due to these and other factors, the Company's quarterly revenues, expenses and results of operations could vary significantly in the future. Accordingly, period-to-period comparisons of operating results are not necessarily meaningful and operating results for any period should not be relied upon as indications of future performance. There can be no assurance that the Company will be able to increase its net revenues or operating income in future periods or be able to sustain its level of net revenues or operating income or its rate of growth on a quarterly or annual basis. See "-- Project Risks," "-- Length of Sales Cycle" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Due to all of the foregoing factors, it is possible that in some future quarter, the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Project and Customer Concentration. The Company has historically derived, and may in the future derive, a significant amount of its net revenues from major engagements with a relatively small number of customers. In each of 1995 and 1996, the Company had three customers which individually accounted for 10% or more of the Company's net revenues, and in 1997 the following five customers each accounted for 10% or more of the Company's net revenues: Salt River Project (29%); IBM (19%); Daimler-Benz AG (14%); PEMEX/Integrated Trade Systems (11%); and Wisconsin Power and Light Company (10%). For the first three months of 1998, the following five customers each accounted for 10% or more of the Company's net revenues: IBM (23%); PEMEX/Integrated Trade Systems (17%); Salt River Project (16%); Rockwell Automation/Reliance Electric (11%); and Hewlett-Packard Company (10%). Although the Company's largest customers have varied from period to period, the Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon large contracts with a small number of customers. The Company has a limited history of obtaining additional projects from certain of its major customers, and there can be no assurance that any major customer will not decrease or discontinue its level of business with the Company following completion of existing projects or during the course of an engagement, or that the Company will be able to replace on a timely basis any discontinued business with engagements from new customers. The loss of or a reduction in the level of services provided to one or more major customers would have a material adverse effect on the Company's business, financial condition and results of operations. If a major customer were unable or unwilling to proceed with a project or to pay the Company for its services on a timely basis, the Company's business, financial condition and results of operations could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Customers" and Note 1 of Notes to Consolidated Financial Statements.

     Project Risks. Many of the Company's projects are large, complex engagements that are performed by the Company over extended periods of time. The Company is generally paid for these projects in installments, based on the achievement of certain milestones. The Company's ability to successfully complete these projects and to earn the milestone payments is based on factors within and outside the Company's control, including the Company's ability to hire and retain the requisite IT professionals, the Company's project management capabilities, the abilities and cooperation of its customers, changes in project goals and the Company's technical expertise, and accordingly, there can be no assurance that the Company will successfully achieve milestone payments on the timetable projected by the Company, if at all. Furthermore, because of the significant numbers of IT professionals assigned by the Company to these large projects, unexpected early terminations of any of such engagements could result in underutilization of project personnel until such persons can be redeployed to other projects. Conversely, an unexpected delay in the completion of a major engagement could result in a delay in the redeployment of project personnel to new assignments for which the Company is contractually committed to achieve milestones on a timely basis. For these and other reasons, the failure of the Company to successfully complete its large engagements within the time frame projected by the Company could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's failure or inability to meet a customer's expectations in the performance of its services could give rise to claims against the Company or damage the Company's reputation and adversely affect its ability to attract new business.

     Fixed-Price, Fixed-Time Contracts. The Company generally undertakes projects on a fixed-price, fixed-time basis, and warrants defined project deliverables as specified in mutually agreed upon statements of work. In making proposals for fixed-price, fixed-time contracts, the Company relies on its estimated costs and timing for completing the project. These estimates reflect, among other factors, judgments as to the efficiencies of the Company's methodologies, technologies, and IT professionals as applied to the project. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price, fixed-time contracts, including delays caused by factors outside the Company's control, could affect the profitability of these contracts and have a material adverse effect on the Company's business, financial condition and results of operations. In the past, the Company has been required to commit unanticipated additional resources to complete certain projects, which may have negatively affected the Company's anticipated profitability on such projects. The Company recognizes that it may experience similar situations in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Management of Growth. The Company has experienced growth in net revenues and expansion of its operations which have placed, and are expected to continue to place, significant demands on the Company's managerial, operational and financial resources. The Company must continue to manage its financial, operational and management controls, reporting systems and procedures, and expand, train, manage and motivate its work force. Given the scale and complexity of the Company's technology consulting engagements and the Company's expansion of its operations to date, the Company must continue to improve its ability to timely and accurately predict and to staff and manage the IT professional resources required for those engagements. The Company expects to implement an enterprise-wide accounting and human resources software application in the second half of 1998 to support its anticipated growth. There can be no assurance that the Company will be able to implement this new application without disruption, or that the Company's systems, procedures or controls will otherwise be adequate to support the Company's expanding operations. In addition, in the event the Company is required to expand its office facilities, there can be no assurance that such facilities will be available on acceptable terms, if at all, or that any expansion or relocation will not have a disruptive effect on the Company's operations. If the Company's management is unable to manage growth effectively, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business -- i-Cube Culture and Professional Resources" and "Management -- Executive Officers, Directors and Certain Key Officers."

     Competitive Market for IT Professionals. The Company's success depends to a significant extent on its ability to attract, train, motivate and retain highly skilled IT professionals, particularly project managers, software engineers and other senior technical personnel. There is currently a shortage of, and significant competition for, software development and other IT professionals with the advanced technological skills necessary to perform the services offered by the Company. This shortage has caused wages for such professionals to increase, which increases operating costs to IT service providers such as the Company. The Company's ability to maintain existing engagements and obtain new business therefore depends, in large part, on its ability to hire and retain additional technical personnel with the IT skills required to keep pace with continuing changes in information processing technology, evolving industry standards and changing customer preferences. In addition, the Company generally incurs substantial costs in recruiting, hiring and training IT professionals before these employees become productive. There can be no assurance that the Company will be successful in attracting and retaining future employees or retaining current employees, or that such employees will continue to achieve high performance levels. An inability to hire a sufficient number of qualified employees or an inability to retain employees could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, even if the Company is able to expand its team of highly skilled IT professionals, the resources required to attract and retain such employees may adversely affect the Company's operating margins. See "Business -- i-Cube Culture and Professional Resources."

     Length of Sales Cycle. The time between the date of initial contact with a potential customer and the execution of a contract with that customer is often lengthy, typically ranging from six weeks for smaller engagements to nine months or more for the Company's larger engagements, and is subject to delays over which the Company has little or no control, including customers' budgetary constraints, customers' internal acceptance reviews, the success and continued internal support of customers' own development efforts, and the possibility of cancellation or delay of projects by customers. During such sales cycle, the Company may expend substantial funds and management resources and yet not obtain project awards or revenues. See "Business -- Sales and Marketing."

     Dependence on Third Party Marketing Relationships. The Company has developed and may continue to develop marketing relationships with third parties that offer products or services that are complementary to those offered by the Company. The Company currently has joint marketing relationships with Hewlett-Packard Company and debis Systemhaus, the IT services subsidiary of Daimler-Benz AG. The Company believes that the customer referrals and partner endorsements provided by these relationships have contributed significantly to the award of new business to the Company in the past. To date, these relationships have been mutually non-exclusive and do not require any minimum level of business or revenue. There can be no assurance that the Company can successfully maintain these relationships or establish similar relationships with others. If the Company's marketing partners were to reduce their efforts on behalf of the Company, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Marketing Relationships."

     Rapid Technological Change; Dependence on Client/Server Architectures. The market for the Company's services is characterized by innovation and rapid technological change, evolving industry standards and changing customer preferences. Both the needs of potential customers and the technologies available for meeting those needs can change significantly within a short period of time. The Company has derived a significant portion of its revenues from projects based primarily on client/server architectures. These technologies are continuing to develop and are subject to rapid change. Any factors negatively affecting the acceptance of such technologies could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's future will depend in part on its ability to continually enhance its services, to develop services that address the needs of its customers and potential customers, and to continue to improve its i-Structure methodologies and technologies. There can be no assurance that the Company will be successful in developing and marketing services that respond to technological changes, that the Company will enhance its i-Structure methodologies and technologies on a timely or cost-effective basis, or that the Company's services, methodologies and technologies will adequately meet the requirements of the marketplace. The failure of the Company to respond to rapidly changing technologies could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Industry Background," "Business -- Technology" and "Business -- Research and Development."

     Dependence on Key Personnel. The Company's future success depends to a significant extent on Michael Pehl, its Chief Executive Officer and Chairman of the Board of Directors, and its other executive officers and key employees. The loss of the services of any one or more of these individuals could have a material adverse effect on the Company's business, financial condition and results of operations. None of these individuals is contractually obligated to remain in the employ of the Company for any specified period of time. The Company does not have, and is not considering securing, key-man life insurance on any of its executive officers or other key employees.

     Highly Competitive Market. The Company operates in a highly competitive and rapidly changing market and competes with a variety of organizations that offer services similar to those offered by the Company. The market includes participants from a variety of market segments, including other IT service providers, large accounting and other professional service firms, packaged software vendors and services groups of computer equipment companies, as well as the internal IT staffs of its customers and potential customers. Many of these competitors have significantly greater financial, technical, sales and marketing resources and greater name recognition than the Company. In addition, there are relatively low barriers to entry into the market in which the Company competes and the Company has faced, and expects to continue to face, additional competition from new entrants into this market. There can be no assurance that the Company will be able to continue to compete successfully with its existing competitors or that it will be able to compete successfully with new competitors. See "Business -- Competition."

     Dependence on Proprietary Rights. The Company's success and its ability to compete is dependent, in part, upon its proprietary rights, including its rights in i-Structure methodologies and technologies. The Company relies primarily on a combination of copyright, trademark and trade secret laws to establish and protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the Company's proprietary rights. In addition, the Company seeks to protect its proprietary rights through the use of confidentiality agreements with employees, consultants, advisors and others. There can be no assurance that any such agreements will provide adequate protection for the Company's proprietary rights in the event of any unauthorized use or disclosure, that employees of the Company, consultants, advisors or others will maintain the confidentiality of such proprietary information, or that such proprietary information will not otherwise become known, or be independently developed, by competitors.

     The Company historically has restricted access to the source codes of its software tools and other technologies. The Company regards its source codes as proprietary information, and attempts to protect the confidentiality of these source codes, some of which are embedded in the developed application and licensed to the customer for runtime use. In certain cases, the Company has also licensed the source code version to customers for internal use, to enable them to maintain their transformed applications, and in other cases, the Company has entered into arrangements to make its source code available upon the occurrence of certain events, such as the bankruptcy or insolvency of the Company or certain material breaches of the Company's application development contract. In the event of any release of the source code pursuant to such arrangements, the customer's license is generally limited to use of the source code for specific purposes. Despite the Company's precautions, it may be possible for unauthorized parties to copy or otherwise reverse engineer portions of the Company's software or otherwise obtain and use information that the Company regards as proprietary.


     The Company does not possess any patents or copyright registrations in the United States or any other jurisdiction. Existing copyright and trade secret laws only offer limited protection, and the laws of certain countries in which the Company provides services may not protect the Company's intellectual property rights to the same extent as the laws of the United States. Certain provisions of the agreements entered into by the Company, including provisions protecting against unauthorized use, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions, and the Company is required to negotiate limits on these provisions from time to time.



     Although the Company believes that its services and technologies do not infringe on the intellectual property rights of others, there can be no assurance that infringement claims will not be asserted against the Company in the future. Such claims, if resolved against the Company, could adversely affect the Company's reputation, preclude it from offering certain services, and have a material adverse effect on the Company's business, financial condition and results of operations. In its agreements with its customers, the Company agrees to indemnify its customers for any expenses or liabilities resulting from claimed infringements of patents, trademarks or copyrights of third parties. In certain instances, the amount of such indemnities may be greater than the revenues the Company may have received from the customer. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future services. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation or delays, or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has received notice from a company located in the Netherlands that it believes that its rights to use the i-Cube name in the Netherlands, Belgium and Luxembourg are superior to those of the Company. In the event that the Company agrees with the claims of such company, or in the event that the Company elects not to challenge the assertions of such company, the Company may not be able to market its services in those countries under the i-Cube name. On June 17, 1998, the Company received a letter from Sapient Corporation ("Sapient") regarding the dates in 1993 on which Madhav Anand, the President and a Founder of the Company who was an employee of Sapient, terminated employment with Sapient and commenced employment with the Company. The letter states that Sapient is investigating any potential legal claims it may have against the Company relating to this matter and alleged similarities between Sapient's proprietary methodologies and business practices and those of the Company. The Company is investigating this matter. On the basis of its preliminary investigation, the Company is not aware of any basis for any meritorious material claim by Sapient.



     The Company's business includes the development of custom software in connection with specific customer engagements. The Company frequently assigns to its customers the copyright and other intellectual property rights in certain aspects of the software and documentation developed for these customers. Although the Company's contracts with its customers provide that it retains the rights to its intellectual property, there can be no assurance that customers will not assert rights in, and seek to limit the Company's use of, such intellectual property.



     Contract Liability. The Company's agreements with its customers typically contain provisions designed to limit the Company's exposure to claims relating to the Company's professional services and the applications developed by it. However, it is possible that the limitation of liability provisions contained in the Company's agreements may not adequately protect the Company or be effective under the laws of certain jurisdictions. Although the Company has not experienced any such liability claims to date, there can be no assurance that the Company will not be subject to such claims in the future. A liability claim brought against the

Company could have a material adverse effect on the Company's business, financial condition and results of operations.

     Risk of Software Defects. Software applications as complex as those developed by the Company frequently contain errors or defects, especially when first implemented. Any such defects or errors could result in delayed or lost revenues, adverse customer reaction, negative publicity regarding the Company and its services and harm to the Company's reputation, or could require expensive corrections, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Risks Associated with International Operations. In 1996, 1997 and the first three months of 1998, net revenues from customers located outside of the United States accounted for 9%, 14% and 7%, respectively, of the Company's net revenues in such period. The Company expects that net revenues from international operations, principally in Europe, may account for an increasingly significant amount of the Company's net revenues. As a result, the Company is subject to a number of risks, including, among other things, difficulties relating to administering its business globally, managing foreign operations (including the Company's office in Germany), currency fluctuations, restrictions against the repatriation of earnings, the burdens of complying with a wide variety of foreign laws, the uncertainty of laws and enforcement in certain jurisdictions relating to the protection of intellectual property rights and multiple and possibly overlapping tax structures. Other factors that can adversely affect international operations are changes in import/export duties and quotas, introduction of tariff or non-tariff barriers and economic or political changes in international markets. In addition, a substantial portion of the Company's operating expenses and capital expenditures relating to the Company's international operations continue to be denominated in United States dollars, while the Company anticipates that an increasing amount of its net revenues will be generated in foreign currencies. As a result, the Company may be exposed to fluctuations in the foreign exchange rates between the United States dollar and the currency in which a particular engagement is transacted. To date, the Company has not sought to hedge the risks associated with fluctuations in foreign exchange rates. The realization of any of the foregoing risks could have a material adverse effect on the Company's business, financial condition and results of operations.

     Year 2000 Compliance Issues. The Company believes that the purchasing patterns of customers and potential customers may be significantly affected by Year 2000 issues. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software services such as those offered by the Company. Conversely, Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software services.

     The Company does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems because its existing systems correctly define the year 2000. Although the Company believes that the information systems of its major partners and vendors (insofar as they relate to the Company's business) comply with Year 2000 requirements, there can be no assurance that the Year 2000 issue will not affect the information systems of the Company's major partners and vendors as they relate to the Company's business, or that any such impact of a major partner's or vendor's information system would not have a material adverse effect on the Company.

     Control by Principal Stockholders. Following this offering, approximately 45% of the outstanding shares of Common Stock of the Company will be held by Sundar Subramaniam, a founder of the Company, and certain trusts and partnerships for the benefit of Mr. Subramaniam or members of his family. Prior to the completion of this offering, all of such shares are held in a voting trust, for which State Street Bank and Trust Company is acting as trustee. Under the terms of the voting trust agreement, the trustee has the right to vote the shares following discussion with certain non-management members of the Board of Directors, but without consulting the holders of the voting trust certificates, except with respect to certain specific actions. The voting trust agreement will terminate upon the closing of this offering. As a result, Mr. Subramaniam and members of his family will have the ability to substantially influence the business and affairs of the Company, including the election of the Company's directors, and to otherwise affect the outcome of certain actions requiring stockholder approval, including the adoption of amendments to the Company's Restated Certificate of Incorporation and certain mergers, sales of assets, and other business acquisitions or dispositions. See "Principal Stockholders."

     No Prior Trading Market; Potential Volatility of Stock Price. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined solely by negotiations between the Company and the Representatives of the Underwriters and therefore may not be indicative of prices that will prevail in the trading market after this offering. The market price of the Company's Common Stock could be subject to wide fluctuations in response to, and may be adversely affected by, variations in quarterly results of operations, changes in earnings estimates by analysts, adverse earnings or other financial or business announcements by the Company and its customers or competitors and market conditions in the industry, as well as general economic conditions. In addition, the stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices for many companies' stocks and that often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "Underwriters" for a discussion of the factors to be considered in determining the initial public offering price.

     Shares Eligible for Future Sale. Sales of substantial amounts of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. In addition to the 2,500,000 shares offered hereby (2,875,000 shares if the over-allotment option is exercised in full), approximately 2,374.5 additional shares of Common Stock outstanding as of March 31, 1998, which are not subject to 180-day lock-up agreements (the "Lock-up Agreements") with the Representatives of the Underwriters, will be eligible for sale in the public market in accordance with Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"), on the date of this Prospectus. Upon expiration of the Lock-up Agreements, 180 days after the date of this Prospectus, approximately 12,932,841.5 additional shares of Common Stock will be available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. At March 31, 1998, approximately 3,107,837.5 shares of Common Stock were issued or issuable pursuant to vested options or pursuant to other rights granted under the Company's stock plans, of which approximately 59,617.5 shares are not subject to Lock-up Agreements with the Representatives of the Underwriters and will be eligible for sale in the public market in accordance with Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. The Company intends to file one or more registration statements on Form S-8 under the Securities Act following the date of this Prospectus to register up to 5,539,782 shares of Common Stock subject to outstanding stock options granted pursuant to the Company's stock option program as of March 31, 1998, including the 1,657,628 shares of Common Stock subject to options vested as of March 31, 1998, and 4,064,578 shares of Common Stock issuable pursuant to the Company's stock plans. Such registration statements are expected to become effective upon filing. See "Shares Eligible for Future Sale" and "Underwriters."

     Broad Management Discretion as to Use of Proceeds. The anticipated net proceeds of this offering to the Company have not been designated for specific uses. Therefore, the Company's management will have broad discretion with respect to the use of the net proceeds of this offering to the Company. See "Use of Proceeds."

     Immediate and Substantial Dilution. Purchasers of shares of Common Stock offered hereby will suffer an immediate and substantial dilution in the net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

     Potential Adverse Effects of Anti-Takeover Provisions; Availability of Preferred Stock for Issuance. Following the closing of this offering, the Company's Board of Directors will have the authority to issue up to 1,000,000 shares of Preferred Stock without any further vote or action by the stockholders, and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of such shares. Since the

Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any such Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Restated Certificate of Incorporation, including provisions that create a classified Board of Directors, and certain provisions of the Company's Amended and Restated By-laws and of Delaware law could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock -- Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects."

                                  THE COMPANY

     The Company was incorporated in Massachusetts in 1992 and was reincorporated in Delaware in 1996. The principal executive offices of the Company are located at 101 Main Street, Cambridge, Massachusetts 02142. The Company's telephone number is (617) 250-2500.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $26,950,000 ($28,121,800 if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $12.00 per share (the midpoint of the range set forth on the cover of this Prospectus) and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company.

     The principal purposes of this offering are to establish a public market for the Company's Common Stock, to increase the Company's visibility in the marketplace, to facilitate future access to public capital markets and to obtain additional working capital.

     The Company expects to use the net proceeds for general corporate purposes, including working capital and capital expenditures. A portion of the net proceeds may also be used for the acquisition of other companies, assets, products and technologies that are complementary to the Company's business, although the Company has no commitments or agreements with respect to any such acquisitions, and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the net proceeds to the Company from this offering will be invested in investment grade, interest-bearing securities. As of the date of this Prospectus, none of the proceeds have been designated for specific uses.

                                DIVIDEND POLICY

     No cash dividends have ever been declared or paid on the Company's capital stock and the Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. The Company currently intends to retain all of its future earnings, if any, for use in the operation of the business. In addition, the Company's bank facility contains a covenant prohibiting the payment of cash dividends without the bank's consent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1998 (i) on an actual basis, and (ii) as adjusted to reflect the issuance and sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share (the midpoint of the range set forth on the cover of this Prospectus), after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, and the application of the estimated net proceeds therefrom.

                                                                 AS OF MARCH 31, 1998
                                                              --------------------------
                                                               ACTUAL       AS ADJUSTED
                                                              ---------    -------------
                                                              (UNAUDITED, IN THOUSANDS,
                                                              EXCEPT SHARE AND PER SHARE
                                                                        DATA)
Long-term obligations, net of current maturities............   $   623        $   623
Stockholders' equity(1):
  Preferred stock, $0.01 par value; 1,000,000 shares
     authorized; no shares issued or outstanding............        --             --
  Common stock, $0.01 par value; 100,000,000 shares
     authorized; 13,467,233 shares outstanding, actual;
     15,967,233 shares issued and outstanding, as
     adjusted(2)............................................       134            159
  Additional paid-in capital................................     1,566         28,491
  Treasury stock............................................        (8)            (8)
  Note receivable from stockholder..........................      (533)          (533)
  Retained earnings.........................................     9,884          9,884
                                                               -------        -------
     Total stockholders' equity.............................    11,043         37,993
                                                               -------        -------
          Total capitalization..............................   $11,666        $38,616
                                                               =======        =======

---------------
(1) Gives effect to the filing of the Restated Certificate of Incorporation of the Company prior to the effective date of the Registration Statement of which this Prospectus is a part.

(2) Excludes (i) 5,539,782 shares of Common Stock issuable upon exercise of stock options outstanding as of March 31, 1998, of which options to purchase 1,657,628 shares were then exercisable, and (ii) 4,064,578 shares of Common Stock reserved for future issuance under the Company's stock plans. See "Management -- Benefit Plans" and Note 7 of Notes to Consolidated Financial Statements.

                                    DILUTION

     The net tangible book value of the Company as of March 31, 1998 was approximately $11,043,000, or $0.82 per share of Common Stock. Net tangible book value per share is determined by dividing the Company's tangible net worth (tangible assets less liabilities) by the number of shares of Common Stock outstanding. After giving effect to the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share (the midpoint of the range set forth on the cover of this Prospectus) and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, the net tangible book value of the Company as of March 31, 1998 would have been $37,993,000, or $2.38 per share of Common Stock. This represents an immediate increase in such net tangible book value of $1.56 per share to existing stockholders and an immediate dilution of $9.62 per share to new investors. The following table illustrates the per share dilution:


Assumed initial public offering price per share.............           $12.00
  Net tangible book value per share before this offering....  $ .82
  Increase in net tangible book value per share attributable
     to new investors.......................................   1.56
Net tangible book value per share after this offering.......             2.38
                                                                       ------
Dilution per share to new investors.........................           $ 9.62
                                                                       ======


     The following table summarizes, as of March 31, 1998, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price per share paid by existing stockholders and by new investors at an assumed initial public offering price of $12.00 per share (the midpoint of the range set forth on the cover of this Prospectus) before deduction of estimated underwriting discounts and commissions and offering expenses payable by the Company:

                                SHARES PURCHASED(1)      TOTAL CONSIDERATION       AVERAGE
                               ---------------------    ----------------------      PRICE
                                 NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                               ----------    -------    -----------    -------    ---------
Existing stockholders........  13,467,233      84.3%    $   997,632       3.2%     $  .07
New investors................   2,500,000      15.7      30,000,000      96.8       12.00
                               ----------     -----     -----------     -----
     Total...................  15,967,233     100.0%    $30,997,632     100.0%
                               ==========     =====     ===========     =====

---------------
(1) Sales by the Company and the Selling Stockholders upon the exercise in full of the Underwriters' over-allotment option will reduce the number of shares of Common Stock held by existing stockholders to 13,197,233 shares, or 82.1% of the total number of shares of Common Stock to be outstanding after this offering and will increase the number of shares of Common Stock held by new investors to 2,875,000 shares, or 17.9% of the total number of shares to be outstanding after this offering. See "Principal Stockholders."


     The foregoing table assumes no exercise of stock options outstanding at March 31, 1998. As of March 31, 1998, there were options outstanding to purchase 5,539,782 shares of Common Stock at a weighted average exercise price of $2.51 per share and 4,064,578 shares reserved for future issuance under the Company's stock plans. To the extent all of such outstanding options had been exercised, net tangible book value per share after this offering would be $2.41 and total dilution per share to new investors would be $9.59. See "Management -- Benefit Plans" and Note 7 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto, and with Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere in this Prospectus. The selected consolidated statement of income data set forth below for the three years in the period ended December 31, 1997 and the selected consolidated balance sheet data at December 31, 1996 and December 31, 1997 are derived from consolidated financial statements of the Company audited by Coopers & Lybrand L.L.P., independent public accountants, which are included elsewhere in this Prospectus. The selected consolidated statement of income data for the year ended December 31, 1994 and the selected consolidated balance sheet data at December 31, 1994 and 1995 are derived from consolidated financial statements of the Company audited by Coopers & Lybrand L.L.P. which are not included in this Prospectus. The selected consolidated statement of income data for the year ended December 31, 1993 and the selected consolidated balance sheet data at December 31, 1993 are derived from audited financial statements of the Company which are not included in this Prospectus. The selected consolidated financial data for the three months ended March 31, 1997 and March 31, 1998 are derived from the Company's unaudited Consolidated Financial Statements included elsewhere in this Prospectus. The unaudited Consolidated Financial Statements have been prepared by the Company on a basis consistent with the Company's audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. Results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998 or any other future period.

                                                                                                 THREE MONTHS
                                                           YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                                  ------------------------------------------   ----------------
                                                  1993    1994     1995     1996      1997      1997     1998
                                                  ----   ------   ------   -------   -------   ------   -------
                                                                                                 (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
Net revenues....................................  $833   $2,893   $9,197   $14,479   $26,859   $5,598   $ 8,828
Project personnel and software costs............   288    1,372    2,521     5,308    10,385    2,000     3,612
                                                  ----   ------   ------   -------   -------   ------   -------
      Gross profit..............................   545    1,521    6,676     9,171    16,474    3,598     5,216
Operating expenses:
  Selling and marketing.........................    95      329      897     1,580     3,046      630       850
  General and administrative....................   253      400    2,371     5,011     6,734    1,497     2,247
                                                  ----   ------   ------   -------   -------   ------   -------
      Total operating expenses..................   348      729    3,268     6,591     9,780    2,127     3,097
                                                  ----   ------   ------   -------   -------   ------   -------
Operating income................................   197      792    3,408     2,580     6,694    1,471     2,119
Other income, net...............................    --        9       92        85       391       52       130
                                                  ----   ------   ------   -------   -------   ------   -------
      Income before income taxes................   197      801    3,500     2,665     7,085    1,523     2,249
Provision for income taxes......................    73      316    1,424     1,050     2,760      594       877
                                                  ----   ------   ------   -------   -------   ------   -------
      Net income................................  $124   $  485   $2,076   $ 1,615   $ 4,325   $  929   $ 1,372
                                                  ====   ======   ======   =======   =======   ======   =======
Earnings per share(1):
  Basic.........................................  $.01   $  .04   $  .17   $   .13   $   .34   $  .07   $   .10
                                                  ====   ======   ======   =======   =======   ======   =======
  Diluted.......................................  $.01   $  .04   $  .15   $   .12   $   .29   $  .07   $   .09
                                                  ====   ======   ======   =======   =======   ======   =======
Weighted average shares outstanding(1):
  Basic.........................................  9,353  12,114   12,323    12,425    12,627   12,519    13,244
  Diluted.......................................  9,353  12,114   13,465    13,682    15,163   14,256    16,031

                                                                   AS OF DECEMBER 31,                  AS OF
                                                        -----------------------------------------    MARCH 31,
                                                        1993    1994     1995     1996     1997        1998
                                                        ----   ------   ------   ------   -------   -----------
                                                                                                    (UNAUDITED)
                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.............................  $  6   $1,062   $3,064  $ 3,889   $10,822     $ 9,833
Working capital.......................................   169      541    2,067    3,855     7,853       9,174
Total assets..........................................   360    1,537    7,656   10,502    21,112      19,518
Long-term obligations, net of current maturities......    59       --       --       --       672         623
Total stockholders' equity............................   132      619    2,695    4,561     9,616      11,043

---------------
(1) For an explanation of the determination of the number of shares used in computing earnings per share, see Note 6 of Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The following discussion contains certain trend analysis and other statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual results or events may differ materially. In evaluating such statements, prospective investors should specifically consider the risk factors identified in this Prospectus, particularly the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

OVERVIEW

     The Company provides application migration and custom software development services on a fixed-price, fixed-time basis to Fortune 1000 companies and other large enterprises. The Company was founded in 1992 and has been profitable each year since it began operations in 1993. The Company has financed its operations principally through cash generated from operations.

     The Company derives substantially all of its revenues from technology consulting services. The Company's services are principally provided on a fixed-price basis. See "Risk Factors -- Project Risks" and "Risk
Factors -- Fixed-Price, Fixed-Time Contracts." In 1997, 96% of net revenues of the Company were derived from fixed-price contracts. In developing the fixed-price of a project, the Company follows a process that assesses the technical complexity of the project, the nature of the work, the functions to be performed, the resources required to complete the engagement, and the extent to which the Company will deploy its internally-developed software tools to deliver the solution. Net revenues exclude reimbursable expenses charged to customers.

     Revenue from fixed-price projects is recognized using percentage-of-completion accounting, based on the ratio of labor hours incurred to date as compared to the estimated total labor hours needed to complete the project. Because the Company's operating results may be adversely affected by inaccurate estimates of project completion, the Company has a series of project review processes to help provide accurate project estimates, including a detailed review at the end of each reporting period to determine project percent completion. As a part of determining the estimates of the costs to complete, the Company conservatively estimates the time to complete and project resources in the early phases of the contract, considering such factors as project complexity and technical risks. This estimation process may have the effect of deferring contract revenue to the later phases of the contract period when the risk factors are reduced, which results in an appropriate match of revenue to costs. The cumulative impact of any revision in estimates of the time and resources required for completion and losses on projects in process are reflected in the period in which they become known. Revenue from maintenance contracts is deferred and recognized ratably over the contractual periods during which the services are performed. Revenue related to time and materials engagements is recognized when the services are performed.

     The Company typically receives a substantial advance payment from its customers upon contract signing, with additional payments required upon the attainment of project milestones. Deferred revenues consist principally of amounts billed in advance for the Company's technology consulting contracts that will be recognized upon performance and amounts received from customers in excess of revenues recognized to date.

     The Company has traditionally depended upon a few major customers for a majority of its net revenues. During the three months ended March 31, 1998, net revenues from its five largest customers accounted for 23%, 17%, 16%, 11% and 10%, respectively, of the Company's net revenues. During 1997, net revenues from the Company's five largest customers accounted for 29%, 19%, 14%, 11% and 10%, respectively, of the Company's net revenues. Although the Company's strategy is to broaden its customer base, there can be no assurance that such customer concentration will actually diminish, and the Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon large contracts with a small number of customers. See "Risk Factors -- Project and Customer Concentration" and Note 1 of

Notes to Consolidated Financial Statements. In 1996, 1997 and the first three months of 1998, net revenues from customers located outside of the United States accounted for 9%, 14% and 7%, respectively, of the Company's net revenues in such period.

     The Company's results of operations are influenced to a significant extent by its ability to attract, train, motivate and retain highly skilled IT professionals. As a consequence, the Company's most significant expense is the cost of hiring and training personnel, wages and related employee costs. The ability of the Company to manage employee utilization and to contain turnover and payroll costs will have a significant impact on its profitability. See "Risk Factors -- Competitive Market for IT Professionals."

RESULTS OF OPERATIONS

     The following table sets forth certain items included in the Company's Consolidated Statements of Income as a percentage of net revenues for the periods indicated:

                                                                                  THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,    ENDED MARCH 31,
                                                     -----------------------    ----------------
                                                     1995     1996     1997      1997      1998
                                                     -----    -----    -----    ------    ------
Net revenues.......................................  100.0%   100.0%   100.0%   100.0%    100.0%
Project personnel and software costs...............   27.4     36.7     38.7     35.7      40.9
                                                     -----    -----    -----    -----     -----
          Gross profit.............................   72.6     63.3     61.3     64.3      59.1
Operating expenses:
  Selling and marketing............................    9.7     10.9     11.3     11.3       9.6
  General and administrative.......................   25.8     34.6     25.1     26.7      25.5
                                                     -----    -----    -----    -----     -----
          Total operating expenses.................   35.5     45.5     36.4     38.0      35.1
                                                     -----    -----    -----    -----     -----
Operating income...................................   37.1     17.8     24.9     26.3      24.0
Other income, net..................................    1.0      0.6      1.5      0.9       1.5
                                                     -----    -----    -----    -----     -----
          Income before income taxes...............   38.1     18.4     26.4     27.2      25.5
Provision for income taxes.........................   15.5      7.2     10.3     10.6       9.9
                                                     -----    -----    -----    -----     -----
          Net income...............................   22.6%    11.2%    16.1%    16.6%     15.6%
                                                     =====    =====    =====    =====     =====

THREE MONTHS ENDED MARCH 31, 1997 AND 1998

     Net Revenues. The Company's net revenues increased by $3.2 million, or 57.7%, from $5.6 million in the first three months of 1997 to $8.8 million for the comparable period in 1998. This increase in net revenues was primarily attributable to an increased volume of projects from new customers and the leveraging of existing customer relationships to obtain repeat business.

     Project Personnel and Software Costs. Project personnel and software costs consist primarily of compensation and related costs of personnel dedicated to customer assignments and personnel assigned to developing and enhancing the Company's methodologies and technologies deployed during the project delivery process. Project personnel and software costs also include fees paid to subcontractors for work performed in connection with projects and non-reimbursed project travel expenses. Project personnel and software costs increased by $1.6 million, or 80.6%, from $2.0 million in the first three months of 1997 to $3.6 million for the comparable period in 1998. As a percentage of net revenues, these costs were 35.7% and 40.9%, respectively, in such periods. The increase in project personnel and software costs in absolute dollars was primarily attributable to the hiring of additional and more experienced personnel required to deliver the Company's services and increases in per person compensation costs. The increase in project personnel and software costs as a percentage of net revenues was primarily attributable to an increase in per person compensation. Project personnel headcount increased from 103 employees at March 31, 1997 to 138 employees at March 31, 1998.

     Selling and Marketing. Selling and marketing costs consist primarily of compensation and related costs of sales and marketing personnel, travel expenses, and marketing program and promotion costs. Selling and marketing costs increased by $220,000, or 35.0%, from $630,000 in the first three months of 1997 to $850,000 for the comparable period in 1998. As a percentage of net revenues, these costs were 11.3% and 9.6% in the first three months of 1997 and 1998, respectively. The increase in selling and marketing costs in absolute dollars was primarily attributable to increased spending on promotional activities and the hiring of more experienced sales personnel. Sales and marketing personnel increased from 13 employees at March 31, 1997 to 14 employees at March 31, 1998.

     General and Administrative. General and administrative costs consist primarily of compensation and related costs of the Company's management and administrative functions, including finance and accounting, human resources, internal information technology, and the costs of the Company's facilities and other general corporate expenses. General and administrative costs increased $750,000, or 50.1%, from $1.5 million in the first three months of 1997 to $2.2 million for the comparable period in 1998. As a percentage of net revenues, these costs were 26.7% and 25.5%, respectively, in such periods. The decline in general and administrative costs as a percentage of net revenues reflected a decline in administrative staff as a percentage of total staff and more efficient space utilization of the Company's facilities in the first three months of 1998. The increase in general and administrative costs in absolute dollars was primarily attributable to an increase in general and administrative personnel from 17 at March 31, 1997 to 26 at March 31, 1998. In addition, expenditures for recruiting and leased equipment contributed to the dollar increase in general and administrative costs.

     Other Income, Net. Other income, net consists primarily of interest income from the Company's cash balances and interest expense associated with fixed asset purchases made under the Company's equipment line of credit and obligations under capital leases. Other income, net was approximately $52,000 and $130,000 for the first three months of 1997 and 1998, respectively.

     Provision for Income Taxes. The Company's effective rate for Federal and state income taxes was 39.0% for the first three months of 1997 and 1998.

YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

     Net Revenues. Net revenues increased by $5.3 million, or 57.4%, from $9.2 million in 1995 to $14.5 million in 1996 and increased by $12.4 million, or 85.5%, to $26.9 million in 1997. The increases each year represent an increase in the number of customer projects from both new and existing customers plus an increase in the average size of projects. Net revenues from the Company's five largest customers represented approximately 83.8%, 78.8% and 83.4% of the Company's net revenues for 1995, 1996 and 1997, respectively.

     Project Personnel and Software Costs. Project personnel and software costs increased by $2.8 million, or 110.6%, from $2.5 million in 1995 to $5.3 million in 1996 and by $5.1 million, or 95.6%, to $10.4 million in 1997. As a percentage of net revenues, project personnel and software costs were 27.4%, 36.7% and 38.7% for 1995, 1996 and 1997, respectively. The increases in project personnel and software costs in absolute dollars were primarily attributable to an increase in the number of personnel required to deliver projects and increased per person compensation costs. The increases in project personnel and software costs as a percentage of net revenues were primarily attributable to an increase in compensation on both an absolute and per employee basis. Project personnel headcount was 65, 87 and 120 at December 31, 1995, 1996 and 1997, respectively.

     Selling and Marketing. Selling and marketing costs increased by $683,000, or 76.1%, from $897,000 in 1995 to $1.6 million in 1996 and by $1.4 million, or 92.8%, to $3.0 million in 1997. As a percentage of net revenues, selling and marketing costs were 9.7%, 10.9% and 11.3% in 1995, 1996 and 1997, respectively. The increased selling and marketing costs reflect the expansion of sales and marketing personnel from five at December 31, 1995 to nine at December 31, 1996 and to 17 at December 31, 1997. In 1996 and 1997, the Company also increased its promotional and public relations activities.

     General and Administrative. General and administrative costs increased by $2.6 million, or 111.3%, from $2.4 million in 1995 to $5.0 million in 1996 and by $1.7 million, or 34.4%, to $6.7 million in 1997. As a percentage of net revenues, general and administrative costs were 25.8%, 34.6% and 25.1% for 1995, 1996 and

1997, respectively. The increase in general and administrative costs in absolute dollars resulted from an increase in general and administrative personnel from nine employees at December 31, 1995 to 15 employees at December 31, 1996 and to 21 employees at December 31, 1997. In 1996 and 1997, the Company hired several new officers including the Chief Executive Officer, the Chief Financial Officer and the Vice President, Human Resources and added resources in finance, human resources and information technology to support the Company's rapid growth. In addition, in 1996, the Company paid a $1.0 million bonus to Michael Pehl to secure his services as Chairman and Chief Executive Officer and a $150,000 bonus to Lawrence P. Begley to secure his services as Chief Financial Officer and Treasurer.

     Other Income, Net. Other income, net consists primarily of interest income from the Company's cash balances and interest expense associated with fixed asset purchases made under the Company's equipment line of credit and obligations under capital leases. Other income, net in 1995, 1996 and 1997 was approximately $92,000, $85,000 and $391,000, respectively.

     Provision for Income Taxes. The Company's effective rate for Federal and state income taxes was 40.7%, 39.4% and 39.0% for 1995, 1996 and 1997, respectively.

QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited quarterly financial information for the five quarters in the period ended March 31, 1998 in dollars and as a percentage of net revenues. This information is derived from unaudited consolidated financial statements and has been prepared on the same basis as the Company's Consolidated Financial Statements which appear elsewhere in this Prospectus. In the opinion of the Company's management, this information reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information when read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto. The results for any quarter are not necessarily indicative of future quarterly results of operations, and the Company believes that period-to-period comparisons should not be relied upon as an indication of future performance.

                                                                 QUARTER ENDED
                               ----------------------------------------------------------------------------------
                                 MARCH 31,         JUNE 30,      SEPTEMBER 30,     DECEMBER 31,      MARCH 31,
                                    1997             1997             1997             1997             1998
                               --------------   --------------   --------------   --------------   --------------
                                                     (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
STATEMENT OF INCOME DATA:
Net revenues.................  $5,598   100.0%  $6,633   100.0%  $7,093   100.0%  $7,535   100.0%  $8,828   100.0%
Project personnel and
  software costs.............   2,000    35.7    2,474    37.3    2,914    41.1    2,998    39.8    3,612    40.9
                               ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
    Gross profit.............   3,598    64.3    4,159    62.7    4,179    58.9    4,537    60.2    5,216    59.1
Operating expenses:
  Selling and marketing......     630    11.3      808    12.2      770    10.9      838    11.1      850     9.6
  General and
    administrative...........   1,497    26.7    1,672    25.2    1,690    23.8    1,875    24.9    2,247    25.5
                               ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
    Total operating
      expenses...............   2,127    38.0    2,480    37.4    2,460    34.7    2,713    36.0    3,097    35.1
                               ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
Operating income.............   1,471    26.3    1,679    25.3    1,719    24.2    1,824    24.2    2,119    24.0
Other income, net............      52     0.9       76     1.1      115     1.6      148     2.0      130     1.5
                               ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
    Income before income
      taxes..................   1,523    27.2    1,755    26.4    1,834    25.8    1,972    26.2    2,249    25.5
Provision for income taxes...     594    10.6      684    10.3      715    10.1      766    10.2      877     9.9
                               ------   -----   ------   -----   ------   -----   ------   -----   ------   -----
    Net income...............  $  929    16.6%  $1,071    16.1%  $1,119    15.7%  $1,206    16.0%  $1,372    15.6%
                               ======   =====   ======   =====   ======   =====   ======   =====   ======   =====

     The Company's results of operations have varied significantly in the past and may vary significantly in the future, on a quarterly and annual basis, as a result of a variety of factors, many of which are outside the Company's control. See "Risk Factors -- Fluctuations in Results of Operations." The Company believes that the purchase of its services generally involves a significant commitment of a customer's capital resources. Therefore, any downturn in a customer's business could have a material adverse effect on the Company's business, financial condition and results of operations. To the extent that projects progress faster than expected, results of operations for subsequent quarters may be materially adversely affected.

     Although the Company has achieved significant historical quarter-to-quarter growth in net revenues and income from operations, the Company has no assurance that this growth rate is sustainable. In addition, throughout 1996 and 1997, the Company's total number of employees and average per employee compensation expense has increased each quarter and is expected to continue to increase. As a result, the Company's gross profit margin has declined. Additionally, the Company continues to invest in corporate infrastructure and expects to maintain, as a percentage of net revenues, its spending on selling and marketing expenses as well as general and administrative expenses. These costs and investments are expected to cause the Company's operating income margin to decline.

     Due to all the foregoing factors, it is possible that in some future quarter, the Company's results of operations will be below the expectations of public market analysts and investors. In such event, the market price of the Company's Common Stock would likely be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has funded its operations primarily through cash provided by operations.

     The Company's cash balances were $3.1 million, $3.9 million, $10.8 million and $9.8 million at December 31, 1995, 1996 and 1997, and at March 31, 1998, respectively. The Company's working capital was $2.1 million, $3.9 million, $7.9 million and $9.2 million at December 31, 1995, 1996 and 1997, and at March 31, 1998, respectively.

     The Company's operating activities provided cash from operations of $3.1 million, $523,000 and $8.2 million in the years ended December 31, 1995, 1996 and 1997, respectively, and used $728,000 for the three-month period ended March 31, 1998. The decrease in cash provided from operations in 1996 as compared to 1995 was due principally to lower net income, an increase in accounts receivable and a decrease in accrued expenses and accrued income taxes. The increase in cash provided from operations in 1997 as compared to 1996 was due mainly to an increase in net income, decreases in accounts receivable and an increase in accrued expenses. The cash used for operations for the three month period ended March 31, 1998 was mainly attributable to a decrease in accrued expenses due to payment of bonuses and a decrease in deferred revenues resulting from the timing of milestone billings on certain contracts.

     The Company used cash of $672,000, $375,000, $1.7 million and $258,000 for investing activities in the years ended December 1995, 1996 and 1997 and the three month period ended March 31, 1998, respectively. Cash used for investing activities in 1995 and 1996 consisted primarily of purchases of property and equipment, principally computer equipment and software to support the growing base of employees and required infrastructure. In 1997, in addition to property and equipment, the Company purchased approximately $540,000 of furniture as part of its expansion of office facilities in Cambridge, Massachusetts and in the City of Industry, California. At March 31, 1998, the Company had no significant commitments for capital expenditures for 1998 but expects to continue to purchase property and equipment to enhance its corporate infrastructure.

     The Company's financing activities used cash of $392,000 in 1995 and provided cash of $677,000 and $463,000 in 1996 and 1997, respectively, and was relatively cash neutral for the three month period ended March 31, 1998. The use of cash in 1995 was due mainly to an increase in an amount due from a related party. In 1996, cash was provided by the repayment of the amount due from the related party and the exercise of stock options. In 1997, the Company's financing activities reflect proceeds from an equipment line of credit, offset in part by payment on the Company's capital lease transactions entered into during the period.

     The Company maintains a $2.0 million working capital line of credit (the "Line") with Silicon Valley Bank, which expires in August 1998. The interest rate on all borrowings under the Line is prime plus 1/2% and will be reduced to prime upon the closing of this offering. The Line is collateralized by substantially all of the Company's assets. Under the Line, the Company may borrow the lesser of $2.0 million or 75% of eligible accounts receivable, as defined in the agreement. The Company is required to comply with certain operational and financial covenants under the Line if there are borrowings under the Line. At December 31, 1995, 1996 and 1997, and at March 31, 1998, the Company was in compliance with these requirements and no borrowings have been made under the Line. The Line contains a covenant prohibiting the payment of cash dividends without the bank's consent.

     The Company expects that cash flows from operations will continue to provide the main source of liquidity for the Company. The Company expects that existing cash and investment balances, together with the proceeds of this offering and anticipated cash flows from operations, will be sufficient to meet the Company's working capital requirements for at least the next 12 months.

INFLATION

     The Company's most significant costs are the salaries and related benefits for its IT professionals. Competition for IT professionals with the advanced technological skills necessary to perform the services offered by the Company has caused wages to increase at a rate greater than the general rate of inflation. As with other IT service providers, the Company must adequately anticipate wage increases. There can be no assurance that the Company will be able to recover cost increases through increases in the prices that it charges for its services. See "Risk Factors -- Competitive Market for IT Professionals."

THE YEAR 2000 ISSUE

     The Company does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems because its existing systems correctly define the year 2000. Although the Company believes that the information systems of its major partners and vendors (insofar as they relate to the Company's business) comply with Year 2000 requirements, there can be no assurance that the Year 2000 issue will not affect the information systems of the Company's major partners and vendors as they relate to the Company's business, or that any such impact of a major partner's or vendor's information system would not have a material adverse effect on the Company.

                                    BUSINESS

     International Integration Incorporated ("i-Cube" or the "Company") provides application migration and custom software development services on a fixed-price, fixed-time basis to Fortune 1000 companies and other large enterprises. The Company believes that through these services, its customers can cost-effectively and rapidly improve their competitiveness and narrow the gap between the demands of their business strategies and the capabilities of their IT environments. The Company offers a full range of iMPACT services including information systems consulting, application migration, custom software development and customer support.

     The Company utilizes its proprietary development methodologies and technologies, known as i-Structure, to implement large-scale, complex application migration and custom development projects based on a multi-tier client/server architecture. i-Structure's proprietary technologies include transformation tools used to separate legacy applications into their smallest logical components, methodologies to populate an Application Repository that contains the components of and critical information about an application, and runtime tools used to access and integrate application components. i-Structure provides the Company with a repeatable and consistent development framework, applicable to both its application migration and custom development projects, that increases the speed and reduces the risk and cost of the development of strategic, core business applications. The applications custom developed or migrated using i-Structure are not dependent on any single hardware provider or operating system, are adaptable to future technologies and business changes, and are easily maintainable. In addition, i-Structure enables the Company to migrate legacy software applications into multi-tier client/server applications, allowing customers to preserve the core functionality and other benefits of their legacy applications while eliminating the constraints of legacy system architectures. The Company believes that i-Structure enhances the productivity of its IT professionals and the Company's continued investment in i-Structure is a key component of its growth strategy.

     The Company believes that the expertise gained from completing large-scale, strategic application migration and custom development projects since its founding in 1992 provides a significant competitive advantage. Recent engagements include projects for Cooper Cameron Corporation, Daimler-Benz AG, Hewlett-Packard Company, IBM, McDonnell Douglas Corporation (now part of The Boeing Company), Rockwell Automation/Reliance Electric, and Wisconsin Power and Light Company.

INDUSTRY BACKGROUND

     Businesses today face the constant need to react quickly to changes in their marketplace. Factors such as deregulation, industry consolidations, the globalization of product and vendor markets, the increasing demand for improved and more responsive customer service and the emergence of the Internet as a vehicle for commerce have intensified competition and have presented businesses with the opportunity and the need to continually develop and implement new strategies on a rapid basis. To meet these challenges, businesses require IT infrastructures which can be cost-effectively and swiftly developed, deployed and modified to support their business strategies.

     Organizations continue to rely on inflexible legacy software applications and systems to analyze and process vast amounts of business-critical data and run core business processes. Furthermore, organizations have invested significantly in their legacy systems. However, legacy software applications and systems have significant constraints which limit the ability of organizations to successfully and rapidly modify their IT infrastructures to support new business strategies. Because legacy systems are typically based on proprietary architectures, they are often incapable of incorporating technological innovations quickly or easily, may be incompatible with other systems across the enterprise, can be costly, time-consuming and difficult to maintain and modify and are not easily scalable.

     To overcome the restrictive aspects of legacy systems, organizations have sought to deploy multi-tier client/server applications based on open systems. These open, client/server applications are not dependent on a particular vendor's hardware, software or operating system platform, and their multi-tier structure facilitates modifications and enhances scalability. As a result, such applications provide organizations with the freedom to choose "best of breed" technologies without compromising business functionality. In addition, they provide the organization with the ability to enhance ease-of-use through graphical user interfaces and seamless integration with other applications and data sources on disparate platforms within and outside the enterprise. These open, multi-tier client/server applications can be key to increasing an organization's productivity, improving access to information and decision-making, enhancing customer service, shortening product development, delivery, and support times and ultimately creating and sustaining a competitive advantage.

     Organizations seeking to implement client/server technologies to replace their core business legacy applications have traditionally had only two choices: install a third-party package or develop a new, custom application. Third party packages, while sometimes less expensive and less risky than the development of a custom application, are limited in their utility because often, without extensive modification, they require the organization to adapt its business practices to meet the business rules embedded in the package and may be limited for use in a specific technology environment. As a result, organizations often choose to custom develop applications which are tailored to their business practices. In order to justify their investment in these custom solutions, organizations seek to leverage, where possible, their prior investment in their legacy systems and to minimize the risk, expense and duration of the custom development process. Organizations want solutions that (i) capture the benefits of open, multi-tier client/server architectures, (ii) are integrated with other systems throughout the enterprise, (iii) permit the application to meet changes in the organization's business strategies and IT infrastructure and (iv) continue to meet the needs of the organization as it grows.

THE I-CUBE SOLUTION

     i-Cube provides fixed-price, fixed-time application migration and custom software development services which enable organizations to align the capabilities of their IT systems with their business strategies. The Company's services incorporate its i-Structure methodologies and technologies, which support the development, either through the migration of the customer's legacy application or through a custom development process, of open, multi-tier client/server applications which are flexible, scalable and easily maintainable. The Company's iMPACT suite of services and i-Structure methodologies and technologies are designed to address the large-scale, strategic application projects of its customers. The Company's services are designed to offer customers the following benefits:

     Risk Reduction. The Company's ability to migrate legacy applications to client/server architectures reduces the risks inherent in creating and implementing entirely new solutions. The methodologies and technologies of i-Structure provide the Company with a repeatable and consistent framework for the migration process and automate certain critical transformation and reconfiguration functions, thereby reducing the risk of the development process. In addition, the Company uses the framework provided by i-Structure for building custom applications. This consistent development approach is designed to ensure that the developed application will be easily maintainable by the Company or by the customer and to reduce the cost of future system redesign.

     Cost-Effective, Rapid Delivery. The Company is able to complete projects more cost-effectively and rapidly due to the methodologies and technologies of i-Structure. Through the consistent application of these methodologies and technologies, the Company's IT professionals increase their efficiency and leverage knowledge acquired throughout the Company from prior projects. In addition, the Company offers its services on a fixed-price, fixed-time basis. The Company believes that fixed-price, fixed-time contracts are favored by customers because they permit more accurate estimation of development costs and because customers perceive that such contracts more closely align the Company's interests with their own, resulting in shorter development cycles.

     Preservation and Leverage of Core Functionality. Many organizations have made significant investments in their legacy applications which are fundamental to the operation of their business. The Company's ability to offer complex application migration services enables its customers to preserve and leverage the core business functionality, user interfaces and other benefits of the legacy applications while eliminating the "technology lock" and other constraints of legacy system architectures.

     Adaptability and Flexibility. The Company's application migration and custom development processes are designed to separate the application's business rules from the technology through which the application is displayed. These processes are based on the construction of essential "building blocks" which are configured to define the business functionality of the application independently of the application technology, database or graphical user interface utilized. i-Structure's ability to support a multi-tier client/server architecture allows the application logic, database and presentation technology of applications developed by the Company to be logically separated from one another, thereby resulting in applications that are flexible and adaptable in response to future technology and business changes and that can be easily modified for future maintenance.

     Scalability. The Company's i-Structure methodologies and technologies provide the basis for designing applications that are scalable to meet the customer's organizational growth as well as increased system deployment throughout the customer's enterprise. Opportunities for incremental performance enhancements are incorporated into application design to permit the capabilities of the system to grow as the customer's business evolves and its IT requirements change.

GROWTH STRATEGY

     The Company's objective is to enhance its position as a preferred provider of application migration and custom software development services to Fortune 1000 companies and other large enterprises. i-Cube's strategy to achieve this goal includes the following elements:

     Expand Market Share. The Company believes its expertise in providing large-scale migration and custom client/server development solutions differentiates it from other IT service providers and is a key competitive advantage. The Company intends to leverage this competitive advantage to generate additional business from existing customers, establish new customer relationships and expand its geographic presence. The Company develops new and follow-on customer opportunities primarily through its senior executives and direct sales force, through the efforts of its marketing partners and through customer referrals. The Company has recently expanded its office in Germany in order to service existing customers and to further broaden its European sales opportunities. The Company is accepting smaller engagements which leverage its application migration and custom development expertise in order to further expand its base of customer relationships.

     Preserve High Performance Culture. The Company believes that its high performance culture is a major competitive advantage and a critical factor to its success. The Company's culture emphasizes teamwork, entrepreneurship, a passion for client satisfaction and individual responsibility and accountability at all levels of the organization. The Company's investment in its people includes extensive team-building exercises for employees, initial and on-going training, mentoring, pay for performance, opportunities for accelerated career advancement, a flexible work environment and stock ownership opportunities for all employees. The Company believes that this emphasis on its culture and its investment in its employees enables the Company to attract, retain and motivate high caliber employees in a competitive employment environment.


     Invest in i-Structure To Maintain Competitive Advantage. The Company's i-Structure methodologies and technologies provide it with a competitive differentiator in the planning and execution of its engagements. The Company believes that i-Structure enables it to deliver its services in a rapid, predictable and low-risk manner while providing the flexibility for customers to adapt their IT environments as their businesses evolve. The Company enhances i-Structure methodologies through a central knowledge database that incorporates the Company's experience on prior projects. These efforts are designed to ensure that i-Structure incorporates the latest technical advances as well as the knowledge gained from the Company's various customer engagements.


     Leverage and Expand Marketing Relationships. The Company has established marketing relationships with Hewlett-Packard Company and debis Systemhaus (the IT services subsidiary of Daimler-Benz AG). These relationships provide the Company with access to incremental business development opportunities, an expanded marketing reach and referenceable customer base, increased brand recognition, and improved competitive positioning in certain sales situations. The Company considers joint marketing arrangements to be appropriate in situations where the joint marketing partner's products and services are complementary to those of the Company and where the partner is committed to marketing the Company's services in connection with its own product and service offerings.

SERVICES

     The Company's process for delivering its information technology solutions is based on its iMPACT suite of services, consisting of information systems consulting, application implementation services and customer support, as follows:

                                    [CHART]

The document here contains a graphic portrayal of the Company's services. The graphic shows the three categories of the Company's services: information systems consulting; application implementation services and customer support. Under the "Information Systems Consulting" heading are two service listings, entitled "Solutions Workshop" and "Application Staging and Planning (ASAP)", respectively. An arrow points from the Information Systems Consulting category to the Application Implementation Services category. Under "Application Implementation Services" is a box containing the words "Application Design". Arrows point from the "Application Design" box to boxes entitled "Application Migration" and "Custom Development", respectively. In the "Application Design" box are the words: "rearchitect; rapid enhancement deployment", and in the "Custom Development" box are the words "rapid application development". An arrow points from each of these two boxes to the box entitled "Application Integration". An arrow points from the Application Implementation Services" category to the Customer Support category. Under the Customer Support category are two boxes entitled "Skills Enhancement and Empowerment" and "Rollout & Transitional Maintenance", respectively.

Information Systems Consulting

     Each of the Company's engagements typically commences with an information systems consulting phase, which helps the customer and the Company to understand the customer's business objectives and to determine the technical requirements of the application development project under consideration. As part of this process, the Company prepares a detailed analysis of the customer's application architecture and a fixed-price, fixed-time schedule for either the design alone or the design and development phases of the project. The extent of the Company's consulting services generally depends on the complexity of the development project, and the services offered consist of the following:

     Solutions Workshops

     The Company's smaller engagements typically commence with brief, structured scoping sessions that focus on a customer's business needs and the solutions to address them. The Company and the customer review the functionality of the customer's legacy applications and weigh the costs and benefits of migrating the legacy application versus a custom development approach. These sessions, which typically run from two days to two weeks, are custom-designed and typically result in the delivery of a proof-of-concept or prototype.

     Application Staging and Planning ("ASAP")

     The Company's larger engagements typically commence with an intensive staging and planning session involving the Company and business and technical representatives of the customer. During the ASAP process, which typically takes from four to six weeks, the Company assesses the customer's business strategies and its strategic, core business applications, for purposes of identifying the areas where the applications fail to match the customer's business objectives. The Company also reviews important aspects of the applications, including the architecture, coding standards, interfaces and batch requirements. In situations where the legacy application generally satisfies the customer's business requirements, the Company and the customer jointly determine whether the application is a good candidate for migration or whether a new application should be custom developed.

Application Implementation Services

     The Company's implementation services for an engagement typically include a design phase, a development phase (migration or custom development) and an integration phase. In the design phase, the Company develops a design of the customer's application, including the definition and quantification of essential elements. This design plan encompasses user interfaces, business logic, data management, security considerations and hardware and software configurations. The Company and the customer develop a detailed statement of work, including, if not done as a part of the consulting engagement, a final, fixed-price, fixed-time timetable for an implementation plan. The development phase involves the migration of the customer's legacy application to a multi-tier client/server architecture, or the construction of a new application as a custom development project, depending on the recommendations of the Company developed during the consulting phase. Application migration projects often also include custom development components, to enhance the functionality of the new application beyond that inherent in the legacy application from which it was migrated. The Company's implementation services also include the integration of the application with the customer's IT infrastructure, including other software applications used by the customer. The implementation phase of the Company's engagements typically ranges from three to six months for smaller projects to over a year for larger engagements.

     Application Migration

     The Company's application migration services consist of the migration of customers' existing legacy applications, each often containing millions of lines of code, from technology-specific, legacy system architectures to open, multi-tier client/server environments. Using i-Structure, the Company analyzes the legacy application and deconstructs it down to its smallest logical components, consisting of interface components, data components and business function components which are then used by the Company as generic "building blocks" to build a platform-independent solution. Following the migration, the application can be rapidly enhanced by the Company or the customer through custom development of additional features. The Company believes that the migration of existing legacy applications is a cost-effective approach for the development of large, multi-tier client/server applications in situations where the customer has made significant investments in a legacy application which satisfies many of the customer's business requirements.

     Custom Development

     The Company generally provides custom development services in situations where the customer's legacy application does not meet its business objectives, where the customer's application is too fragmented to allow for effective migration, or where the customer has new business objectives that require the construction of a new application. The Company's custom development services utilize the methodologies and technologies of i-Structure to build applications with an architecture similar to that utilized in the application migration process, based on generic building blocks. The Company believes that this consistent, common development framework optimizes the capabilities of a multi-tier client/server architecture and facilitates the development process and subsequent application support and expansion.

Customer Support

     In order to reduce the customer's overall "cost of ownership" of an application developed by the Company, the Company offers support services that train the customer's users and IT personnel in the use, maintenance and enhancement of the developed application. In addition, the Company offers rollout support, to assist its customers in implementing the application on an enterprise-wide basis. The Company offers transitional maintenance services, pursuant to which it offers ongoing support and enhancements for defined periods of time. From time to time, the Company licenses a portion of its i-Structure tools to its customers to facilitate their support activities. The Company believes that its support services are central to its strategy of establishing and maintaining strong customer relationships and generating repeat business. The Company's support services are generally offered on a fixed-price basis separately from the Company's implementation services.

TECHNOLOGY


     The Company has accumulated a significant repository of methodologies and technologies included within i-Structure, as a result of the Company's experience on prior projects. These methodologies and technologies support the development and migration of scalable, multi-tier client/server applications that are independent of the hardware and operating system on which they operate, are adaptable to future technologies or business changes, and are easily maintainable. For the Company's migration engagements, the Company believes that i-Structure technologies automate a significant portion of the migration tasks, thereby resulting in a more rapid, cost-effective and risk-reduced implementation process.


     The Company's proprietary technologies consist primarily of (i) the transformation tools used to separate legacy applications into their smallest logical components, (ii) its methodologies in populating the Application Repository, an SQL database containing the components and critical information about the application, and (iii) runtime tools, which enable the customer to access and integrate the stored components. In addition, the Company relies on its own or commonly available third party configuration, development, testing and system management and administration tools to complete the migration or custom development process. Other than the transformation tools, which are relevant only to the Company's migration projects, the Company's methodologies and technologies apply both to migration projects and to custom development projects, resulting in a common system architecture regardless of the implementation approach followed.

     The Company utilizes its transformation tools in connection with migration engagements to analyze the legacy application for purposes of identifying the application logic, data types, presentation logic and job control language, and to divide the application into its smallest logical components. These components, as well as information about the application, are stored in the Application Repository. For custom development engagements, the Company has developed filtering tools that enable it to extract and segment information from a variety of third party development tools, such as PowerBuilder and Visual Basic, in order to populate the Application Repository.

     The components and other application information are then reassembled by one of the Company's proprietary runtime tools, called the Transaction Router, which accesses the elements contained in the Application Repository in order to integrate and implement the business functionality of the application. The Transaction Router operates independently of the language or application methodology utilized by the application, and can therefore access and integrate a wide variety of graphical user interfaces, applications and databases.

     i-Structure supports a variety of technology architectures. Customers can change the presentation tier or support multiple presentation tiers while keeping the legacy system as a database or application platform, and can integrate new technologies, either on the client or the server. The Company believes that the flexibility of applications developed through i-Structure reduces the risk of the development process and helps customers narrow the gap between the demands of their business strategies and the capabilities of their IT environments as new technologies emerge.

CUSTOMER ENGAGEMENTS

     Examples of the Company's engagements are set forth below:

     MCDONNELL DOUGLAS. As a government contractor, McDonnell Douglas Corporation ("MDC"), an aerospace company (now part of The Boeing Company), has thousands of active contracts, each with its own progress and performance reporting requirements. MDC's legacy contract management system consisted of four different applications residing on mainframes using primarily non-relational databases, each dealing with an individual part of the contract management process. Each contract management system performed adequately separately, but the system was inefficient as a whole: contract data and changes were entered into each system separately, multiple IT teams maintained the geographically dispersed and functionally distinct systems, and contract billing was a cumbersome process. Additionally, MDC's internal planning and reporting needs required full integration of contract information, regardless of the contract stage.

     i-Cube was retained to consolidate MDC's contract management system by migrating the four legacy applications into a single client/server system. The Company rearchitected the baseline contract management application from the mainframe to an open, three-tier client/server environment, removed duplicate functionality and added new functionality to improve the government billing process. The Company initiated the project in June 1995 and completed it in October 1996 with a team averaging eight to ten IT professionals.

     The new architecture provides a presentation tier containing graphical user interfaces for PC and Macintosh clients using ANSI-standard C++ code, along with reporting tools and client software for Macintosh, Windows 3.11 and Windows NT. The functionality tier contains core business rules and transaction processing, transformed from COBOL to ANSI-standard C code and encapsulated using i-Cube's proprietary tools. In the data tier, an Oracle relational database holds the business data transformed from DB2 and IMS (a non-relational database). The rearchitected contract management system provides screens and functions familiar to users of the legacy application, minimizing training costs, but with the added benefit that the application now runs on an open systems framework that supports swift enhancement.

     The new system provides users with a single point of entry into the contract management system and a streamlined process for contract data input. The common, enterprise-wide application meets MDC's internal planning and reporting needs for access to consistent and timely contract information. MDC has been internally enhancing and maintaining the system since the engagement completion date in 1996.

     In addition to the contracts management system, the Company has completed follow-on engagements to develop a decision support system for manufacturing and a financial planning system for MDC.

     WISCONSIN POWER AND LIGHT. Wisconsin Power and Light Company ("WPL") provides natural gas, water and electricity to more than 400,000 customers spread over 16,000 square miles in central and southern Wisconsin. Due to the deregulation of the utility industry, WPL anticipated that competition for customers would force utilities to compete on the basis of service as well as price. To meet these new strategic challenges, WPL sought to overhaul its Customer Information and Billing System ("CIS") to make it scalable, as well as Internet-enabled to support electronic commerce with customers and suppliers. The legacy CIS had more than 3.5 million lines of code, was increasingly costly to maintain, and could not be easily enhanced for new services.

     WPL selected i-Cube to rearchitect its legacy application. Through the use of i-Structure, the Company rearchitected the CIS legacy application to a three-tier client/server architecture in less than six months, with the total transition project and roll-out into production taking a year and a half from start to finish. The new architecture provides a presentation tier containing graphical user interfaces for the PC client, along with reporting tools and client software for Internet/intranet and Windows NT. The functionality tier contains core business rules and transaction processing, transformed from COBOL to ANSI-Standard C code and encapsulated using i-Cube's proprietary tools. In the data tier, an Oracle relational database holds the business data transformed from IMS, DB2 and flat files. The rearchitected CIS provides screens and functions familiar to users of the legacy application, minimizing training costs, but with the added benefit that the legacy application now runs on an open-systems framework that supports swift enhancement.

     MERCEDES-BENZ LEASE FINANZ. In conjunction with the release of its new A Class automobile model in Europe, Mercedes-Benz Lease Finanz (a subsidiary of Daimler-Benz AG) decided on a complete overhaul of its Lease Finance system to support creative new finance options and allow near real-time feedback to potential private customers on finance and lease applications. Faced with credit approval times of one to two days on the mainframe, the car maker's objective was to bring the process down to 15 minutes. Most importantly, it was critical that the application be fully functional before the A Class started shipping to dealers, less than 12 months later.

     Mercedes-Benz tried to deploy a two-tier client/server system to meet the challenge to develop a product management system. This first attempt failed because of inadequate system performance, so debis Systemhaus, Daimler-Benz' IT services subsidiary, turned to i-Cube to assist in custom developing the FAST System, a fully integrated three-tier finance application designed to be used by dealers and customer service representatives in Mercedes-Benz' German call center. The Company committed to and provided the solution in nine months. Leveraging i-Structure, i-Cube met the requirement for a highly flexible new application that was compatible with existing systems and adaptable for planned changes to hardware and software and future changes in architecture. i-Cube designed and custom developed a fully integrated and scalable credit application and approval system which incorporates the existing functionality of the legacy system as well as new functionality related to creative finance options for retail buyers. The FAST System automates and integrates all aspects of the finance application, which includes entering customer data, performing credit checks, incorporating financial terms, creating required documents and electronic interfaces to credit bureaus. The new system, which operates over a wide-area network, has complex interfaces with the dealerships, credit approval, and enterprise resource planning applications.

CUSTOMERS

     Organizations to which the Company provided services within the past two years include the following:

City of Columbus (Ohio)                 McDonnell Douglas Corporation
Cooper Cameron Corporation              PEMEX/Integrated Trade Systems
Daimler-Benz AG                         Rockwell Automation/Reliance
debis Systemhaus                        Electric
Hewlett-Packard Company                 Salt River Project
IBM                                     Wisconsin Power and Light Company

     The Company has historically derived, and may in the future derive, a significant amount of its net revenues from major engagements with a relatively small number of customers. In each of 1995 and 1996, the Company had three customers which individually accounted for 10% or more of the Company's net revenues, and in 1997 the following five customers each accounted for 10% or more of the Company's net revenues: Salt River Project (29%); IBM (19%); Daimler-Benz AG (14%); PEMEX/Integrated Trade Systems (11%); and Wisconsin Power and Light Company (10%). For the first three months of 1998, the following five customers each accounted for 10% or more of the Company's net revenues: IBM (23%); PEMEX/Integrated Trade Systems (17%); Salt River Project (16%); Rockwell Automation/Reliance Electric (11%); and Hewlett-Packard Company (10%).


     The Company normally enters into written contracts with its customers prior to the time it commences work on a project. These written contracts contain varying terms and conditions and the Company does not generally believe it is appropriate to characterize such written contracts as creating backlog. In addition, because these written contracts often provide that the arrangement can be terminated with limited advance notice and without significant penalty, the Company does not believe that projects in process at any one time are a reliable indicator or measure of expected future revenue. In the event that a customer terminates a project, the customer remains obligated to pay the Company for services performed by it through the date of termination.

i-CUBE CULTURE AND PROFESSIONAL RESOURCES

     The Company believes that its high performance culture is a major competitive advantage and enables it to attract, retain and motivate high caliber employees in a competitive employment environment. The Company focuses on building a culture around a strong values set that governs and guides relationships with clients, fellow employees, team members, partners, the community and other stakeholders. The Company's values include trust and respect, integrity, commitment, teamwork, and the journey. The journey value recognizes that, while reaching each major milestone in a project is a rewarding experience for the team, it is equally important that employees feel challenged and recognized every day. The Company's culture is built on teamwork, an entrepreneurial spirit and a passion for making clients successful. i-Cube has a company-wide performance review program, teamwork enhancement programs, and management and professional development courses. Employees are rewarded for performing in accordance with Company values. The Company's compensation packages include a competitive base salary, Company and individual performance-driven incentive programs, and a comprehensive benefits package. This package includes a broad-based incentive stock option program that enables all employees to participate in the future performance of the Company.

     The Company has an intensive five-week orientation program designed to provide new IT employees with the technical, professional and consulting skills required to be successful with the Company. In addition, employees stay abreast of technological advances and developments through a combination of on-the-job exposure to relevant technology, selected training programs, peer review and mentoring by senior personnel.

     The Company's career development programs center on providing initial and ongoing training and performance feedback on a routine basis, and allocating assignments in accordance with employees' skills and career objectives. In addition, the Company devotes substantial resources to developing and continuously improving the project management abilities of its senior IT professionals. The Company believes that its emphasis on skilled project management strengthens its competitive position and enhances its ability to complete fixed-price, fixed-time projects successfully and profitably. See "Risk Factors -- Management of Growth."

     The Company's recruiting methods include advertising in newspapers and trade magazines, on the Company's web site and through participation in career fairs and college recruiting events. The Company has established an employee referral plan which rewards employees with cash or other incentives for referring applicants who are hired by the Company, and actively involves employees in screening candidates for new positions. As of March 31, 1998, the Company employed seven full-time employees and two full-time contract recruiters dedicated to recruiting IT professionals and managing its human resources.

     As of March 31, 1998, the Company had 178 full-time employees, comprising 138 IT professionals, 14 sales and marketing personnel and 26 general and administrative personnel. The Company's employees are not represented by any labor union.

     The Company believes that there is a shortage of, and significant competition for, IT professionals and that its future success is highly dependent upon its ability to attract, train, motivate and retain skilled IT personnel with the advanced technical skills necessary to perform the services offered by the Company. See "Risk Factors -- Competitive Market For IT Professionals."

SALES AND MARKETING

     The Company's target market is companies within the Fortune 1000 and other large enterprises. Within this market, the Company targets companies that are facing competitive pressures as a result of deregulation, industry consolidations or other reasons, and whose existing IT systems lag their business requirements.

     The Company sells its services through its direct sales force located at the Company's offices in Cambridge, Massachusetts, City of Industry, California, and Mannheim, Germany, and through its marketing partners. The Company sells to customers utilizing a team approach, consisting of members of the Company's sales function (typically a senior sales executive supported by account executives) and members of the Company's technical staff. At March 31, 1998, the Company had eight full-time sales professionals. In addition, the Company generates leads through its telemarketing staff located at the Company's headquarters, its marketing partners and through customer referrals.

     The Company's business development and marketing activities focus on generating leads and building market awareness and name recognition for the Company. The Company has an active public relations program and participates in industry conferences and trade shows. In addition, the Company seeks to leverage the sales and marketing activities of its marketing partners.

     The Company's Solutions Workshops and Application Staging and Planning sessions are an integral part of the Company's sales process. These sessions enable the customer to identify its strategic and information technology goals and to understand the Company's approach and technical capabilities in helping the customer to meet them. In addition, these sessions enable the Company to develop the specifications and prepare a detailed analysis of the customer's application architecture, and a fixed-price schedule and plan for the development project.

MARKETING RELATIONSHIPS

     The Company is party to joint marketing agreements with Hewlett-Packard Company and with debis Systemhaus MEB, the IT services subsidiary of Daimler-Benz AG. Under its agreement with the Company, Hewlett-Packard has agreed to provide a sales and delivery organization focused on identifying, selling and delivering migration projects during the term of the agreement. The Company has agreed to assist Hewlett-Packard in selling these migration projects, and to staff an "application transformation center" where the migration projects are to be performed. Migration engagements awarded to the Company under the agreement will generally be provided by the Company under a subcontractor agreement with Hewlett-Packard. Pursuant to the terms of its agreement with Hewlett-Packard, the Company is required to deposit its software tools into escrow in certain circumstances. In the event of certain defaults by the Company, the tools in escrow are to be released from escrow to enable Hewlett-Packard to fulfill the Company's obligations under ongoing statements of work. See "Risk Factors -- Dependence on Proprietary Rights." The agreement between the Company and Hewlett-Packard commenced in July 1997 and expires in July 1999, subject to automatic renewal for additional one year terms until terminated by either party.

     The Company's agreement with debis Systemhaus MEB provides for joint marketing of the Company's services, both within the debis Systemhaus entities and among entities of the Daimler-Benz AG group of companies. Marketing efforts are initially focused in Germany in the first stage but are expected to be directed more broadly throughout Europe in a second stage. The agreement provides for debis Systemhaus to establish a division, to be known as the "Center of Competence", for purposes of managing sales and project handling-related activities related to the agreement. The agreement expires in July 2002, subject to extension for up to an additional three years; provided, however, that the agreement may be terminated without cause by either party at the end of any calendar year upon 12 months written notice, and may be terminated for cause without notice.

     The Company considers joint marketing arrangements to be appropriate in situations where the joint marketing partner's products or services are complementary to those of the Company and where the partner is committed to marketing the Company's services. From time to time, the Company may consider additional joint marketing relationships, although the Company is not engaged in any material discussions with respect to any such relationships as of the date of this Prospectus. See "Risk Factors -- Dependence on Third Party Marketing Relationships."

COMPETITION

     The Company operates in a highly competitive and rapidly changing market and competes with a variety of organizations that offer services similar to those offered by the Company. The market includes participants from a variety of market segments, including other IT service providers, large accounting and other professional service firms, packaged software vendors and services groups of computer equipment companies, as well as the internal IT staffs of its customers and potential customers. Many of these competitors have significantly greater financial, technical, sales and marketing resources and greater name recognition than the

Company. In addition, there are relatively low barriers to entry into the market in which the Company competes and the Company has faced, and expects to continue to face, additional competition from new entrants into this market. There can be no assurance that the Company will be able to continue to compete successfully with its existing competitors or that it will be able to compete successfully with new competitors.

     The Company believes that the principal competitive factors in the market in which it competes include: a willingness to offer fixed-price, fixed-time projects, expertise in the development of large-scale, multi-tier client/server applications, the ability to preserve the customer's investment in its legacy application, the speed with which the application is developed, and the total "cost of ownership" of the application, including the initial development and implementation costs as well as ongoing maintenance costs. The Company believes that it competes effectively in each of these areas. Nevertheless, there can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY

     The Company's success and its ability to compete is dependent, in part, upon its proprietary rights, including its rights in i-Structure methodologies and technologies. The Company relies primarily on a combination of copyright, trademark and trade secret laws to establish and protect its proprietary rights. There can be no assurance that such measures will be adequate to protect the Company's proprietary rights. In addition, the Company seeks to protect its proprietary rights through the use of confidentiality agreements with employees, consultants, advisors and others. There can be no assurance that any such agreements will provide adequate protection for the Company's proprietary rights in the event of any unauthorized use or disclosure, that employees of the Company, consultants, advisors or others will maintain the confidentiality of such proprietary information, or that such proprietary information will not otherwise become known, or be independently developed, by competitors.

     The Company historically has restricted access to the source codes of its software tools and other technologies. The Company regards its source codes as proprietary information, and attempts to protect the confidentiality of these source codes, some of which are embedded in the developed application and licensed to the customer for runtime use. In certain cases, the Company has also licensed the source code version to customers for internal use, to enable them to maintain their transformed applications, and in other cases, the Company has entered into arrangements to make its source code available upon the occurrence of certain events, such as the bankruptcy or insolvency of the Company or certain material breaches of the Company's application development contract. In the event of any release of the source code pursuant to such arrangements, the customer's license is generally limited to use of the source code for specific purposes. Despite the Company's precautions, it may be possible for unauthorized parties to copy or otherwise reverse engineer portions of the Company's software or otherwise obtain and use information that the Company regards as proprietary.

     The Company does not possess any patents or copyright registrations in the United States or any other jurisdiction. Existing copyright and trade secret laws only offer limited protection, and the laws of certain countries in which the Company provides services may not protect the Company's intellectual property rights to the same extent as the laws of the United States. Certain provisions of the agreements entered into by the Company, including provisions protecting against unauthorized use, transfer and disclosure, may be unenforceable under the laws of certain jurisdictions, and the Company is required to negotiate limits on these provisions from time to time.

     The Company's competitive position may be affected by its ability to protect its proprietary information. However, because the IT industry is characterized by rapid technological change, the Company believes that patent, trademark, copyright and other legal protections are less significant to the Company's success than other factors such as the knowledge, ability and experience of the Company's personnel, the development of new services, customer service and ongoing support.

     The Company's business includes the development of custom software in connection with specific customer engagements. The Company frequently assigns to its customers the copyright and other intellectual property rights in certain aspects of the software and documentation developed for these customers. Although the Company's contracts with its customers provide that the Company retains the rights to its intellectual property, there can be no assurance that customers will not assert rights in, and seek to limit the Company's use of, such intellectual property.

     The Company has received notice from a company located in the Netherlands that it believes that its rights to use the i-Cube name in the Netherlands, Belgium and Luxembourg are superior to those of the Company. See "Risk
Factors -- Dependence on Proprietary Rights."


     On June 17, 1998, the Company received a letter from Sapient Corporation ("Sapient") regarding the dates in 1993 on which Madhav Anand, the President and a Founder of the Company who was an employee of Sapient, terminated employment with Sapient and commenced employment with the Company. The letter states that Sapient is investigating any potential legal claims it may have against the Company relating to this matter and alleged similarities between Sapient's proprietary methodologies and business practices and those of the Company. The Company is investigating this matter. On the basis of its preliminary investigation, the Company is not aware of any basis for any meritorious material claim by Sapient.


MANAGEMENT INFORMATION SYSTEMS

     The Company has invested significantly in its information technology and management information systems in order to build a scalable environment. The Company has an enterprise-wide groupware application that is utilized for global e-mail and calendaring, knowledge management discussion databases, and forms databases. The Company's United States offices are linked via a high-speed network, and the Company expects to establish a similar connection with its German office prior to the end of 1998. Many of the Company's human resource administrative functions are managed on-line, including job requisitions and approvals, performance reviews, training course registration, employee handbook distribution and tuition reimbursement approvals. The Company expects to implement an enterprise-wide accounting and human resources software application in the second half of 1998 to support its anticipated growth. See "Risk
Factors -- Management of Growth."

FACILITIES

     The Company's headquarters are located in approximately 46,700 square feet of leased office space in Cambridge, Massachusetts. This facility is used by the Company's senior management and its administrative, human resources and sales and marketing personnel and serves as the Company's principal transformation and development facility. The lease term extends to November 2001 with a five-year renewal at the option of the Company. In addition, the Company leases approximately 5,800 square feet of office space in City of Industry, California, and approximately 4,000 square feet in Mannheim, Germany, in which it houses the Company's European operations. The Company believes that its facilities will be adequate to meet its needs for approximately the next 12 months.

LEGAL PROCEEDINGS

     The Company is not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND CERTAIN KEY OFFICERS

     The executive officers, directors and certain key officers of the Company and their ages as of March 31, 1998 are as follows:

                   NAME                     AGE                         POSITION
                   ----                     ---                         --------
EXECUTIVE OFFICERS AND DIRECTORS
Michael Pehl..............................  36     Chief Executive Officer and Chairman of the Board
                                                     of Directors
Madhav Anand..............................  31     President, Co-Founder and Director
Lawrence P. Begley........................  42     Executive Vice President, Chief Financial Officer,
                                                     Treasurer and Director
Jane Callanan.............................  42     Vice President, Human Resources
Karl-Heinz Dette..........................  46     Vice President and General Manager, European
                                                     Operations
Timothy D. Eager..........................  39     Chief Technology Officer
James K. McCann...........................  41     Vice President, Operations
Thomas J. Meredith(1).....................  47     Director
Joseph M. Tucci(2)........................  50     Director
Gregory S. Young(1).......................  41     Director
John A. Young(2)..........................  65     Director
Patrick J. Zilvitis(2)....................  55     Director

OTHER KEY OFFICERS
Maria A. Cirino...........................  34     Vice President, Sales and Marketing
Yannis Doganis............................  33     Vice President and Co-Founder
Patricia M. Gilligan......................  46     Vice President, Eastern Region Operations
Robert M. Lapides.........................  41     Vice President, Global Business Development
Gary C. Mekikian..........................  34     Vice President
Michael A. Morin..........................  44     Vice President

---------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

     Michael Pehl has served as Chief Executive Officer since June 1996. He was elected Chairman of the Board of Directors of the Company in July 1996. From March 1994 to May 1996, Mr. Pehl was Chief Executive Officer of Deloitte & Touche Consulting Group/ICS, the global SAP and Baan package implementation group of Deloitte Touche Tohmatsu International, a global accounting and consulting firm. From January 1991 until March 1994, Mr. Pehl was Chief Executive Officer of ICS, a systems implementation firm that he founded and sold to Deloitte & Touche in 1994. Prior to founding ICS, Mr. Pehl was employed by SAP AG and SAP America from July 1986 to December 1990 where he held various positions in the consulting and development organizations. Mr. Pehl was a member of the SAP AG team that relocated to the United States in 1987 and established SAP America.


     Madhav Anand co-founded the Company and has served as a Director since June 1993. Since November 1994, Mr. Anand has served as President of the Company. From April 1992 to February 1993, Mr. Anand was a project manager at Sapient Corporation, an IT consulting firm. From May 1989 to April 1992, Mr. Anand was an associate director for Cambridge Technology Partners, an IT consulting firm.


     Lawrence P. Begley joined the Company in October 1996 as Chief Financial Officer, Treasurer and a Director and became Executive Vice President in April 1998. From August 1988 to October 1996, Mr. Begley was employed by The Boston Consulting Group ("BCG"), an international management consulting firm.

From August 1988 until December 1990, Mr. Begley was Director of Finance and Corporate Controller of BCG. From December 1990 to October 1996, he was Chief Financial Officer and Treasurer of BCG.

     Jane Callanan joined the Company in March 1997 as Vice President, Human Resources. From May 1993 to January 1997, Ms. Callanan was Vice President of Human Resources at Shiva Corporation, a provider of remote access and internetworking technology to Fortune 1000 companies. From July 1990 to March 1993, Ms. Callanan was Vice President of Human Resources at Cambridge Technology Partners, an IT consulting firm.

     Karl-Heinz Dette joined the Company in April 1998 as Vice President and General Manager, European Operations. From July 1987 to March 1998, Mr. Dette was employed by SAP AG where he held a variety of senior management positions including Global Alliance Manager for Oracle and Siemens Nixdorf.

     Timothy D. Eager joined the Company in September 1994 as Chief Technology Officer. From November 1983 to August 1994, Mr. Eager was employed by Hewlett-Packard Company. Mr. Eager held several positions at Hewlett-Packard including Senior Consultant, Project Manager and Senior Systems Engineer.

     James K. McCann joined the Company in June 1997 as Vice President, Operations. From September 1974 until May 1997, Mr. McCann was employed by Northrop Grumman, an international aerospace and defense electronics firm. From June 1993 to May 1997, Mr. McCann was Vice President, Information Services at Northrop Grumman. Prior to June 1993, Mr. McCann held several positions at Northrop Grumman including Director, Information Technology Management, Director, Information Technology Aircraft Division, and Program Director, B-2 Program Office.

     Thomas J. Meredith has served as a Director of the Company since March 1998. Since November 1992, Mr. Meredith has been the Chief Financial Officer of Dell Computer. In September 1995, Mr. Meredith was named Senior Vice President, Finance and Information Systems of Dell Computer and retained the position of Chief Financial Officer of Dell Computer. In July 1996, Mr. Meredith's title was changed to Senior Vice President and Chief Financial Officer of Dell Computer. Mr. Meredith is a director of i2 Technologies Inc.

     Joseph M. Tucci has served as a Director of the Company since May 1995. Since January 1993, he has been the President and Chief Executive Officer of Wang Global (formerly Wang Laboratories, Inc.), and has been its Chairman of the Board of Directors since October 1993.

     Gregory S. Young has served as a Director of the Company since August 1995. Since 1990, Mr. Young has been President of Teton Capital Management, a private capital investment firm. Mr. Young is the son of John A. Young.

     John A. Young has served as a Director of the Company since August 1995. Mr. Young was the Chief Executive Officer and President of Hewlett-Packard Company from 1978 to 1992. Mr. Young is a director of SmithKline Beecham p.l.c., Lucent Technologies, Chevron Corp., Novell, Inc., Wells Fargo Bank & Co. and Affymetrix, Inc. Mr. Young is the father of Gregory S. Young.

     Patrick J. Zilvitis has served as a Director of the Company since December 1997. Since November 1992, Mr. Zilvitis has been the Vice President, Corporate Information Technology and Chief Information Officer of The Gillette Company.

     Other key officers of the Company include:

     Maria A. Cirino joined the Company in July 1997 as a Vice President in the sales organization. In February 1998, she also assumed responsibility for marketing. From January 1993 to June 1997, Ms. Cirino was employed by Shiva Corporation, a provider of remote access and internetworking technology to Fortune 1000 companies. Ms. Cirino held several positions at Shiva including Vice President, Internet Business Group and Vice President of Sales, Americas. From January 1991 to January 1993, Ms. Cirino was employed by Lotus Development Corporation as Group Manager, Word Processing Division and Channel Marketing Manager.

     Yannis Doganis joined the Company as a co-founder in March 1993. Since June 1997, he has served as Vice President, Client Solutions Group. From March 1993 to June 1997, Mr. Doganis was Vice President,

Operations. From October 1991 to March 1993, Mr. Doganis was a project manager and technical team leader at Cambridge Technology Partners, an IT consulting firm.

     Patricia M. Gilligan joined the Company in June 1997. From June 1997 to February 1998, Ms. Gilligan was Senior Director, Eastern Region Operations. In February 1998, Ms. Gilligan became Vice President, Eastern Region Operations. From December 1992 to June 1997, Ms. Gilligan was employed by Cahners Publishing, a publishing company. Ms. Gilligan served as Director of Applications for Cahners from December 1992 until December 1994, when she was elected Chief Information Officer of Cahners.

     Robert M. Lapides joined the Company in May 1997 as Vice President, Global Business Development. From May 1984 to November 1996, Mr. Lapides was employed by Liant Software Corporation, a provider of application development and data access software tools. At Liant Software, Mr. Lapides held a variety of positions including Senior Vice President, Worldwide Sales, Marketing and Customer Service, and Vice President and General Manager, Language Products Business Unit.

     Gary C. Mekikian joined the Company in September 1994. From September 1994 to December 1996, Mr. Mekikian served as Vice President, Sales. From December 1996 to February 1998, Mr. Mekikian was Vice President, Western Region Operations. In March 1998, Mr. Mekikian became a Vice President in the sales organization. From January 1990 to September 1994, Mr. Mekikian was employed as Manager, Major Accounts at Hewlett-Packard Company.

     Michael A. Morin joined the Company in April 1996 as Northeast Area Sales Manager. In October 1996, Mr. Morin was promoted to Vice President in the sales organization. From February 1994 to April 1996, Mr. Morin was employed by i2 Technologies Inc., a provider of intelligent planning and scheduling software for global supply chain management, as Northeast Regional Manager and Regional Vice President of Sales. From March 1989 to January 1994, Mr. Morin was employed by Consilium Incorporated, a supplier of integrated manufacturing execution software and systems, where Mr. Morin was a regional and district manager.

     See "Certain Transactions" and "Principal Stockholders" for certain information concerning the Company's directors and executive officers.

ELECTION OF DIRECTORS

     Following this offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Messrs. Begley and G. Young will serve in the class whose term expires in 1999; Messrs. Anand, J. Young and Zilvitis will serve in the class whose term expires in 2000; and Messrs. Meredith, Pehl and Tucci will serve in the class whose term expires in 2001. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

COMPENSATION OF DIRECTORS

     The Company reimburses non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors. Non-employee directors of the Company will receive stock options under the Company's 1998 Non-Employee Director Stock Option Plan (the "Director Plan"). Under the Director Plan, each director of the Company who is not also an employee or officer of the Company is granted a nonqualified stock option to purchase 30,000 shares of Common Stock on the date such person is first elected to the Board of Directors and each such director is granted a nonqualified stock option to purchase 7,500 shares of Common Stock on the date of each Annual Meeting of Stockholders of the Company commencing with the 1999 Annual Meeting of Stockholders. The exercise price per share for all options granted under the Director Plan will be equal to the fair market value of the Common Stock on the date of grant. See "-- Benefit Plans." Since their election to the Board of Directors, the Company has granted non-qualified options and issued restricted stock to certain of its non-employee directors in the following aggregate amounts: Mr. Joseph Tucci, 45,000 options and 37,500 shares of Common Stock; Mr. Gregory S. Young, 82,500 options and 37,500 shares of Common Stock; Mr. John Young, 45,000 options and 37,500 shares of

Common Stock; Mr. Thomas Meredith, 30,000 options; and Mr. Patrick Zilvitis, 30,000 options. No director who is an employee of the Company will receive separate compensation for services rendered as a director.

BOARD COMMITTEES

     The Board of Directors has established a Compensation Committee and an Audit Committee. The Compensation Committee, which consists of Messrs. Tucci, J. Young and Zilvitis, reviews executive salaries, administers any bonus, incentive compensation and stock plans of the Company, and approves the salaries and other benefits of the executive officers of the Company. In addition, the Compensation Committee consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company.

     The Audit Committee, which consists of Messrs. Meredith and G. Young, reviews the professional services provided by the Company's independent auditors, the independence of such auditors from management of the Company, the annual financial statements of the Company and the Company's system of internal accounting controls. The Audit Committee also reviews such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or may be brought to its attention.

EXECUTIVE COMPENSATION

     The following table sets forth, for the year ended December 31, 1997, the cash compensation paid and shares underlying options granted to (i) the Company's Chief Executive Officer and (ii) each of the four other most highly compensated executive officers who received annual compensation in excess of $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                     COMPENSATION(2)
                                                                     ---------------
                                                                         AWARDS
                                                                     ---------------
                                           ANNUAL COMPENSATION(1)      SECURITIES
                                           ----------------------      UNDERLYING        ALL OTHER
                                            SALARY        BONUS        OPTIONS(#)       COMPENSATION
                                           ---------    ---------    ---------------    ------------
Michael Pehl.............................  $260,000     $130,000         200,000          $  8,771(3)
  Chief Executive Officer and Chairman of
  the Board of Directors
Madhav Anand.............................   150,000       51,060              --                --
  President
Lawrence P. Begley.......................   250,000       96,600              --            10,910(4)
  Executive Vice President, Chief
  Financial Officer, Treasurer and
  Director
Jane Callanan............................   114,818       80,690         225,000                --
  Vice President, Human Resources(5)
James K. McCann..........................   116,667      128,175         225,000                --
  Vice President, Operations(6)

---------------

(1) In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table does not include medical, group life or other benefits which are available to all salaried employees of the Company, and certain perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table.

(2) Represents stock options granted during the fiscal year ended December 31, 1997. The Company did not grant any restricted or stock appreciation rights or make any long term incentive plan payouts during 1997 to its Named Executive Officers.

(3) Represents life insurance premiums paid on behalf of Mr. Pehl.

(4) Represents life and health insurance premiums paid on behalf of Mr. Begley.

(5) Ms. Callanan joined the Company in March 1997. Ms. Callanan would have earned a total annual salary of $180,000 had she been employed as an executive officer of the Company for the entire year ended December 31, 1997. Ms. Callanan received a sign-on bonus of $49,000 when she joined the Company in March 1997, which is included in the amount listed in the table above after her name in the "Bonus" column.

(6) Mr. McCann joined the Company in June 1997. Mr. McCann would have earned a total annual salary of $200,000 had he been employed as an executive officer of the Company for the entire year ended December 31, 1997. Mr. McCann received a sign-on and relocation bonus of $100,000 when he joined the Company in June 1997, which is included in the amount listed in the table above after his name in the "Bonus" column.

     In the table above, columns required by the Regulations of the Securities and Exchange Commission (the "Commission") have been omitted where no information was required to be disclosed under those columns.

STOCK OPTIONS

     The following table contains information concerning the grant of options to purchase shares of the Company's Common Stock to each of the Named Executive Officers of the Company during the fiscal year ended December 31, 1997:

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                              VALUE AT ASSUMED
                           -----------------------------------------------------------------        ANNUAL RATES
                              NUMBER OF      PERCENT OF TOTAL                                   OF STOCK APPRECIATION
                             SECURITIES       OPTIONS GRANTED                                    FOR OPTION TERM(3)
                             UNDERLYING        TO EMPLOYEES      EXERCISE PRICE   EXPIRATION   -----------------------
                           OPTIONS GRANTED   IN FISCAL YEAR(1)    ($/SHARE)(2)       DATE          5%          10%
                           ---------------   -----------------   --------------   ----------   ----------   ----------
Michael Pehl.............      200,000(4)          10.4%             $3.00         06/24/07    $3,309,347   $5,624,982
Madhav Anand.............           --               --                 --               --            --           --
Lawrence P. Begley.......           --               --                 --               --            --           --
Jane Callanan............      225,000(5)          11.6               3.00         03/05/07     3,723,015    6,328,105
James K. McCann..........      225,000(6)          11.6               3.00         06/02/07     3,723,015    6,328,105


---------------

(1) Based on an aggregate of 1,931,700 shares subject to options granted to employees of the Company in 1997.

(2) All options were granted at or above fair market value as determined by the Board of Directors on the date of grant. In determining fair market value of the Company's Common Stock, the Board of Directors considered various factors, including the value of contracts signed by the Company, the expected value of contracts "in-process", the revenue-generating potential of the Company's workforce and other relevant factors, including new marketing partnerships signed and significant management hires.


(3) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the stock price on the date of grant appreciates at the specified annual rates of appreciation, compounded annually over the term of the option. These numbers are calculated using a base price of $12.00 per share (the midpoint of the range set forth on the cover of this Prospectus).

(4) By their terms, such options will become immediately exercisable upon the closing of this offering.

(5) Such options become exercisable as follows: 37,496 shares on March 5, 1998; 18,751 shares on September 5, 1998; 18,750 shares on March 5, 1999; 18,751 shares on September 5, 1999; 18,751 shares on March 5, 2000; 18,750 shares on September 5, 2000; 18,751 shares on March 5, 2001; and 75,000 shares on March 5, 2004; provided that the options that become exercisable on March 5, 2004 are subject to immediate vesting if the Company attains certain market capitalization thresholds.

(6) Such options become exercisable as follows: 37,496 shares on June 2, 1998; 18,751 shares on December 2, 1998; 18,750 shares on June 2, 1999; 18,751 shares on December 2, 1999; 18,751 shares on June 2, 2000; 18,750 shares on December 2, 2000; 18,751 shares on June 2, 2001; and 75,000 shares on June 2, 2004; provided that the options that become exercisable on June 2, 2004 are subject to immediate vesting if the Company attains certain market capitalization thresholds.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for each of the Named Executive Officers with respect to the value of options outstanding as of December 31, 1997.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES


                                                           NUMBER OF
                                                     SECURITIES UNDERLYING            VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                         SHARES                       DECEMBER 31, 1997(#)          DECEMBER 31, 1997($)(1)
                        ACQUIRED       VALUE      ----------------------------    ----------------------------
        NAME           ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           -----------    --------    -----------    -------------    -----------    -------------
Michael Pehl.........      --           --          359,689        1,056,811      $3,571,890      $10,393,110
Madhav Anand.........      --           --           75,000           75,000         735,000          735,000
Lawrence P. Begley...      --           --           93,750          431,250         937,500        4,312,500
Jane Callanan........      --           --               --          225,000              --        2,025,000
James K. McCann......      --           --               --          225,000              --        2,025,000


---------------

(1) There was no public trading market for the Common Stock as of December 31, 1997. Accordingly, as permitted by the rules of the Commission, these values have been calculated using a price of $12.00 per share (the midpoint of the range set forth on the cover of this Prospectus), less the aggregate exercise price.



     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     During the year ended December 31, 1997, the members of the Compensation Committee of the Company's Board of Directors were Messrs. Pehl, J. Young and Tucci. Mr. Pehl has served as Chief Executive Officer of the Company since June 1996. No member of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Transactions" and "Principal Stockholders."

EMPLOYMENT AGREEMENTS

     The Company is party to a letter agreement with Michael Pehl, pursuant to which Mr. Pehl received a $1,000,000 cash signing bonus, $50,000 to pay for negotiation and relocation expenses and a $4,000,000 life insurance policy (which will be terminated 91 days after the closing of this offering) as inducements to join the Company. Under the agreement, Mr. Pehl is entitled to an annual base salary of not less than $200,000. In addition, the agreement provides that effective upon his employment, Mr. Pehl was entitled to receive stock options to purchase 892,500 shares of the Company's Common Stock at an exercise price of $2.00 per share. The agreement provides for vesting of the options over a four-year period, subject to acceleration in full upon a change of control and subject to an acceleration provision that is effective upon the completion of an initial public offering, as follows: if, at the time of the Company's initial public offering, less than 50% of Mr. Pehl's options have vested, then 50% shall immediately vest, with the remaining 50% to vest in four equal semi-annual installments starting six months after the initial public offering. More than 50% of Mr. Pehl's options will have vested prior to this offering. If Mr. Pehl's employment is terminated by the Company for cause, or if he voluntarily leaves the Company or dies, the options will terminate (provided that he or his estate may exercise any vested options). If Mr. Pehl's employment is terminated without cause, the options that have vested as of the date of termination will remain exercisable until the later of June 30, 1998 or ninety days after the date of termination, whereupon they will expire. The agreement also provides that effective upon his employment, Mr. Pehl was entitled to receive two stock options, each to purchase 162,000 shares of the Company's Common Stock at an exercise price of $2.00 per share. The agreement provides for vesting of these options at the end of seven years from the date of the agreement, subject to the following acceleration provisions. The first of the options will completely vest if the Company achieves a total market capitalization of $400 million while Mr. Pehl is employed by the Company or within six months of the termination of Mr. Pehl's employment without cause. The second of the options will completely vest if the Company achieves a total market capitalization of $600 million while Mr. Pehl is employed by the Company or within six months of the termination of Mr. Pehl's employment without cause. The agreement provides that Mr. Pehl may provide advisory services to his former employer, Deloitte & Touche Consulting Group/ICS, for a maximum of twelve days per year.

     The Company is party to a letter agreement with Lawrence P. Begley, dated August 30, 1996. Pursuant to the agreement, Mr. Begley received a $150,000 cash signing bonus and a $1,000,000 term life insurance policy as inducements to join the Company. Under the agreement, Mr. Begley is entitled to an annual base salary of not less than $250,000. In addition, the agreement provides that effective upon his employment, Mr. Begley was entitled to receive stock options to purchase 375,000 shares of the Company's Common Stock at an exercise price of $2.00 per share. The agreement provides for vesting of the options over a four-year period, subject to acceleration in full upon a change of control and subject to an acceleration provision that is effective upon the completion of an initial public offering, as follows: if, at the time of the Company's initial public offering, less than 50% of Mr. Begley's options have vested, then 50% shall immediately vest, with the remaining 50% to vest in four equal semi-annual installments starting six months after the initial public offering. Less than 50% of Mr. Begley's options will have vested prior to this offering. The agreement also provides that effective upon his employment, Mr. Begley was entitled to receive two stock options, each to purchase 75,000 shares of the Company's Common Stock at an exercise price of $2.00 per share. The agreement provides for vesting of the options at the end of seven years from the date of the agreement, subject to the following acceleration provisions. The first of the options will completely vest if the Company achieves a total market capitalization of $400 million while Mr. Begley is employed by the Company or within six months of the termination of Mr. Begley's employment without cause. The second of the options will completely vest if the Company achieves a total market capitalization of $600 million while Mr. Begley is employed by the Company or within six months of the termination of Mr. Begley's employment without cause. If the Company terminates Mr. Begley's employment without cause or if Mr. Begley resigns as a result of (i) any reduction in compensation below $250,000 per year or (ii) a material diminution of his job responsibilities or position within the Company without his consent within the first thirty-six months after he commenced employment with the Company, then Mr. Begley will continue to receive his annual base salary and benefits for the twelve-month period following the effective date of termination.

     The Company is party to a letter agreement with Karl-Heinz Dette dated December 19, 1997. Pursuant to the agreement, Mr. Dette received a $100,000 cash signing bonus as an inducement to join the Company. Under the agreement, Mr. Dette is entitled to an annual base salary of $175,000, an annual bonus of up to 20% of his annual base salary and an additional annual bonus of up to $100,000, each bonus to be based upon the attainment of certain performance criteria set by the Board of Directors, which include revenue, profitability and client satisfaction. The agreement provides that for the first twelve-month period of Mr. Dette's employment, the Company will guarantee a minimum performance bonus of $50,000. The agreement also provides that effective upon his employment, Mr. Dette was entitled to receive stock options to purchase 100,000 shares of the Company's common stock. The agreement provides for vesting of the options over a four-year period. In the event that the Company ceases to perform computer and consulting services and

Mr. Dette elects to terminate his employment with the Company, the Company will pay him a lump sum equal to twice his annual base salary.

BENEFIT PLANS

  1993 Stock Plan

     In March 1993, the Company's Board of Directors approved the 1993 Stock Plan (the "1993 Stock Plan"), which provided for the grant of options to purchase, awards of and authorizations to purchase (collectively, "1993 Plan Stock Rights") Common Stock of the Company to employees, officers and directors of, and consultants or advisors to, the Company and its parent and subsidiary corporations who are expected to contribute to the Company's future growth and success. No grants have been made under this plan since December 1995 and the plan was terminated by the Company's Board of Directors in April 1996. 1993 Plan Stock Rights are not transferable by the grantee except by will or the laws of descent and distribution. Generally, incentive stock options granted under the 1993 Stock Plan may not be exercised by an optionee more than two months following the termination of employment, and such options expire not more than ten years after the date of grant. As of March 31, 1998, options to purchase 915,175 shares had been granted and were outstanding and unexercised under the 1993 Stock Plan.

  1996 Stock Plan

     In January 1996, the Company's Board of Directors approved the 1996 Stock Plan (the "1996 Stock Plan"), which provides for the grant of options to purchase, awards of and rights to purchase (collectively, "1996 Plan Stock Rights") shares of Common Stock of the Company to employees, officers and directors of, and consultants or advisors to, the Company and its parent and subsidiary corporations who are expected to contribute to the Company's future growth and success. Upon the adoption of the 1998 Stock Incentive Plan in April 1998, the 1996 Stock Plan was terminated and no further grants will be made under the 1996 Stock Plan. 1996 Plan Stock Rights are not transferable by the grantee except by will or the laws of descent and distribution. Generally, incentive stock options granted under the 1996 Stock Plan may not be exercised by an optionee more than three months following the termination of employment, and such options expire not more than ten years after the date of grant. As of March 31, 1998, options to purchase 4,624,607 shares had been granted and were outstanding and unexercised under the 1996 Stock Plan.

  1998 Stock Incentive Plan

     In April 1998, the Company's Board of Directors approved the 1998 Stock Incentive Plan (the "1998 Stock Incentive Plan"), which provides for the grant of incentive stock options, non-statutory stock options, stock appreciation rights, performance shares and awards of restricted stock and unrestricted stock ("Awards"). The aggregate number of shares of Common Stock that may be issued pursuant to the 1998 Stock Incentive Plan equals 3,432,078 shares plus such additional number of shares subject to awards granted under the 1996 Stock Plan or the 1993 Stock Plan that are not actually issued because such options expire or otherwise result in shares not being issued, or in the case of restricted stock, are repurchased by the Company pursuant to the terms of the applicable stock restriction agreement.

     The 1998 Stock Incentive Plan is administered by the Board of Directors and the Compensation Committee. The Board has the authority to grant Awards under the 1998 Stock Incentive Plan and to accelerate, waive or amend certain provisions of outstanding Awards. The Board has authorized the Compensation Committee to administer certain aspects of the 1998 Stock Incentive Plan and has authorized the Chief Executive Officer of the Company to grant Awards to non-executive officer employees.

     Incentive Stock Options and Nonstatutory Options. Optionees receive the right to purchase a specified number of shares of Common Stock at some time in the future at an exercise price and subject to such terms and conditions as are specified at the time of the grant. Incentive stock options and options that the Board or Compensation Committee intends to qualify as performance-based compensation under Section 162(m) of the Code may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding 10% or more of the voting stock of the Company). All other options may be granted at an exercise price that may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant.

     Stock Appreciation Rights and Performance Shares. A stock appreciation right ("SAR") is based on the value of Common Stock and entitles the SAR holder to receive consideration to the extent that the fair market value on the date of exercise of the shares of Common Stock underlying the SAR exceeds the fair market value of the underlying shares on the date the SAR was granted. A performance share award entitles the recipient to acquire shares of Common Stock upon the attainment of specified performance goals.

     Restricted and Unrestricted Stock. Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their purchase price from the recipient in the event that the conditions specified in the applicable stock award are not satisfied prior to the end of the applicable restriction period established for such award. The Company may also grant to participants shares of Common Stock free of any restrictions under the 1998 Stock Incentive Plan.

     All of the employees, officers, directors, consultants and advisors of the Company who are expected to contribute to the Company's future growth and success are eligible to participate in the 1998 Stock Incentive Plan.

     Section 162(m) of the Code disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company's chief executive officer or to any of the four other most highly compensated executive officers. Certain compensation, including "performance-based compensation," is not included in compensation subject to the $1 million limitation. The 1998 Stock Incentive Plan limits to 1,000,000 the maximum number of shares of Common Stock with respect to which Awards may be granted to any employee in any calendar year. This limitation is intended to preserve the tax deductions to the Company that might otherwise be unavailable under Section 162(m) with respect to certain Awards.

  1998 Non-Employee Directors' Stock Option Plan

     In April 1998, the Company's Board of Directors adopted the 1998 Non-Employee Director Stock Option Plan (the "Director Plan"), which provides for the grant of options to purchase a maximum of 250,000 shares of Common Stock of the Company to non-employee directors of the Company. The Director Plan is administered by the Board of Directors.

     Under the Director Plan, each director of the Company who is not also an employee or officer of the Company is granted a nonqualified stock option to purchase 30,000 shares of Common Stock on the date such person is first elected to the Board of Directors and each such director is granted a nonqualified stock option to purchase 7,500 shares of Common Stock on the date of each Annual Meeting of the Stockholders of the Company commencing with the 1999 Annual Meeting of Stockholders. The exercise price per share for all options granted under the Director Plan will be equal to the fair market value of the Common Stock on the date of grant. The options granted to a director are exercisable in eight equal semi-annual installments, commencing six months following the date of grant, provided that the optionee remains a director at such time. The term of each option is ten years from the date of grant. In addition, the Director Plan authorizes the Board of Directors to grant additional options to non-employee directors and to determine the terms applicable to such options. Notwithstanding the terms of the option grants set forth in the Director Plan, the Board of Directors has the authority to grant options that are immediately exercisable subject to the Company's right to repurchase any unvested shares of stock acquired by the optionee on exercise of an option in the event such optionee's service as a director terminates for any reason. Except as otherwise set forth in the option agreement or as determined by the Board of Directors, options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable to the extent vested only while the optionee is serving as a director of the Company and within one year after the optionee ceases to serve as a director of the Company. No options to purchase shares have been granted to date under the Director Plan. Upon a change in control of the Company, as defined in the Director Plan, all outstanding options under the Director Plan will immediately vest.

  1998 Employee Stock Purchase Plan

     The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in April 1998. The Purchase Plan authorizes the issuance of up to a total of 300,000 shares of Common Stock to participating employees.

     All employees of the Company who meet certain conditions, other than officers of the Company, are eligible to participate in the Purchase Plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary are not eligible to participate.

     On the first day of a designated payroll deduction period (the "Offering Period"), the Company will grant to each eligible employee who has elected to participate in the Purchase Plan an option to purchase shares of Common Stock as follows: the employee may authorize an amount to be deducted by the Company from such pay during the Offering Period. On the last day of the Offering Period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of the Common Stock on either the first day or the last day of the Offering Period, whichever is lower. An employee may purchase, in any one Offering Period, a number of shares the aggregate purchase price of which is up to 10% of the employee's compensation for the immediately preceding twelve-month period divided by 85% of the market value of a share of Common Stock on the commencement date of the Offering Period, subject to a limit of $25,000 in fair market value of stock purchased in any year. The Compensation Committee may, in its discretion, choose an Offering Period of 12 months or less for each of the offerings under the Purchase Plan and choose a different Offering Period for each offering under the Purchase Plan.

     If an employee is not a participant on the last day of the Offering Period, such employee is not entitled to exercise any option, and the amount of such employee's accumulated payroll deductions will be refunded. An employee's rights under the Purchase Plan terminate upon voluntary withdrawal from the Purchase Plan, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

  401(k) Plan

     The Company has a Section 401(k) Retirement Savings Plan (the "401(k) Plan"). The 401(k) Plan is a tax-qualified plan covering all full-time employees of the Company. Under the 401(k) Plan, participants may elect to defer a portion of their eligible compensation, subject to certain limitations. In addition, at the discretion of the Board of Directors, the Company may make matching contributions to the 401(k) Plan for all eligible employees. The Company currently matches 50% of each employee's pre-tax contribution to the plan, with such matching subject to a limit of 3% of such employee's eligible compensation. Matching contributions currently vest in increments over a two-year period, beginning on an employee's date of employment. The Company did not contribute to the 401(k) Plan during 1995, 1996 or 1997. The Company contributed $32,000 to the 401(k) Plan during the three months ended March 31, 1998.

                              CERTAIN TRANSACTIONS

     In 1995, the Company recognized net revenues of $366,000 for services provided to a company of which Sundar Subramaniam was a director and significant shareholder. Mr. Subramaniam is a founder of the Company, and immediately following this offering will, together with certain trusts and partnerships for his benefit and the benefit of his family, own approximately 45% of the outstanding shares of the Common Stock of the Company.

     In 1994 and 1995, the Company provided administrative and support services and subleased a portion of its Cambridge, Massachusetts headquarters to a company of which Mr. Subramaniam is a director and significant shareholder. The Company received approximately $31,000 and $102,000 in 1994 and 1995, respectively, for these services.

     In 1996, the Company loaned $60,000 to Timothy D. Eager, the Company's Chief Technology Officer. Such loan bears interest at 7% per annum, and is payable on demand. The loan is secured by Mr. Eager's shares of common stock. At March 31, 1998, the outstanding amount of this loan, including accrued interest, was $65,249.

     In 1996, the Company was paid $317,000 for IT services provided to a company of which Mr. Subramaniam was a significant shareholder.

     In October, 1997, the Company loaned Sundar Subramaniam $533,333, which Mr. Subramaniam used to exercise options to purchase 400,000 shares of the Common Stock of the Company. This loan bears interest at 8.5% per annum, and is payable in full on October 13, 2000. The loan is secured by the shares of Common Stock acquired upon such exercise. At March 31, 1998, the outstanding amount of this loan, including accrued interest, was approximately $554,416.

     The Company and Sundar Subramaniam, a principal stockholder of the Company, are parties to a Voting Trust Agreement dated October 13, 1997. The Voting Trust Agreement will terminate upon the closing of this offering. See "Risk
Factors -- Control by Principal Stockholders" and "Principal Stockholders."

     The Company believes the transactions set forth above were made on terms no less favorable to the Company than would have been obtained from unaffiliated third parties. The Company has adopted a policy whereby all future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of the Company's Board of Directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1998 and as adjusted to reflect the sale of the shares offered hereby by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company, and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. The address of each person below owning beneficially more than 5% of the outstanding shares of Common Stock is c/o International Integration Incorporated, 101 Main Street, Cambridge, MA 02142.

                                                    SHARES BENEFICIALLY OWNED    SHARES BENEFICIALLY OWNED
                                                     PRIOR TO THE OFFERING(1)     AFTER THE OFFERING(1)(2)
                                                    --------------------------   --------------------------
                       NAME                            NUMBER         PERCENT       NUMBER         PERCENT
                       ----                         -------------    ---------   -------------    ---------
Sundar Subramaniam(3).............................     7,155,025       53.1%        7,155,025       44.8%
Madhav Anand(4)...................................     1,848,750       13.6         1,848,750       11.5
Edouard Aslanian(5)...............................     1,755,000       13.0         1,755,000       11.0
Yannis Doganis....................................     1,755,000       13.0         1,755,000       11.0
Gary C. Mekikian(6)...............................       750,000        5.4           750,000        4.6
Michael Pehl(7)...................................       658,705.5      4.7         658,705.5        4.0
Lawrence P. Begley(8).............................       187,500.5      1.4         187,500.5        1.2
Jane Callanan(9)..................................        37,496          *            37,496          *
James K. McCann...................................            --         --                --         --
Thomas J. Meredith(10)............................        30,000          *            30,000          *
Gregory S. Young(11)..............................       104,691.5        *         104,691.5          *
John A. Young.....................................            --         --                --         --
Joseph M. Tucci (12)..............................        65,626          *            65,626          *
Patrick J. Zilvitis(13)...........................        30,000          *            30,000          *
All executive officers and directors as a group
  (12 persons)(14)................................     3,142,814.5     21.4%      3,142,814.5       18.3%

---------------
  *  Less than 1% of the outstanding Common Stock.

 (1) The number of shares of Common Stock deemed outstanding prior to this offering includes: (i) 13,467,233 shares of Common Stock outstanding as of March 31, 1998; and (ii) shares issuable pursuant to options held by the respective person or group which may be exercised within 60 days after March 31, 1998, as set forth below. The number of shares of Common Stock deemed outstanding after this offering includes an additional 2,500,000 shares that are being offered for sale by the Company in this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares.


 (2) The above table assumes no exercise of the over-allotment option to purchase up to an aggregate of 375,000 shares of Common Stock from the Company and the Selling Stockholders. If the Underwriters exercise their over-allotment option in full, the number of shares sold, the number of shares beneficially owned and the percentage of ownership after this offering for the Selling Stockholders and for all executive officers and directors as a group would be as follows: Madhav Anand, 75,000 shares sold, 1,773,750 shares beneficially owned (11.0%) after this offering; Edouard Aslanian, 55,000 shares sold, 1,700,000 shares beneficially owned (10.6%) after this offering; Yannis Doganis, 75,000 shares sold, 1,680,000 shares beneficially owned (10.5%) after this offering; Gary C. Mekikian, 65,000 shares sold, 685,000 shares beneficially owned (4.2%) after this offering; and all executive officers and directors as a group, 75,000 shares sold, 3,067,814.5 shares beneficially owned (17.7%) after this offering. Mr. Aslanian has been an employee of the Company since January 1993.

 (3) Consists of 5,355,025 shares owned by Mr. Subramaniam and 1,800,000 shares owned by the Geneva Trust, of which Mr. Subramaniam and his family are the sole beneficiaries, all of which are held in trust by State Street Bank and Trust Company, 225 Franklin Street, 3rd Floor, Boston, MA 02110, as trustee, under a certain Voting Trust Agreement dated as of October 13, 1997 among Mr. Subramaniam, State Street Bank and Trust Company, the Company, Subramaniam Limited Partnership, a Massachusetts limited partnership and Harrington Trust Limited, as trustee of the Geneva Trust. The Voting Trust Agreement terminates upon the closing of this offering.

 (4) Includes 93,750 shares issuable pursuant to options held by Mr. Anand that may be exercised within 60 days after March 31, 1998.

 (5) Includes certain shares held by a family limited partnership controlled by Mr. Aslanian.

 (6) Includes 325,000 shares issuable pursuant to options held by Mr. Mekikian that may be exercised within 60 days after March 31, 1998.

 (7) Consists of 658,705.5 shares issuable pursuant to options held by Mr. Pehl that may be exercised within 60 days after March 31, 1998.

 (8) Consists of 187,500.5 shares issuable pursuant to options held by Mr. Begley that may be exercised within 60 days after March 31, 1998.

 (9) Includes 22,496 shares issuable pursuant to options held by Ms. Callanan that may be exercised within 60 days after March 31, 1998.

(10) Consists of 30,000 shares acquired after March 31, 1998 on exercise of options and held subject to the Company's right to repurchase in the event Mr. Meredith's service as a director terminates before vesting dates applicable to such options.

(11) Includes 42,191 shares issuable pursuant to options held by Mr. Young that may be exercised within 60 days after March 31, 1998.

(12) Includes 28,126 shares issuable pursuant to options held by Mr. Tucci that may be exercised within 60 days after March 31, 1998.

(13) Consists of 30,000 shares issuable pursuant to options held by Mr. Zilvitis that may be exercised within 60 days after March 31, 1998, subject to the Company's right to repurchase in the event Mr. Zilvitis' service as a director terminates before vesting dates applicable to such options.


(14) Includes 1,212,814 shares issuable pursuant to options that may be exercised within 60 days after March 31, 1998.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 100,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share.

     The following summary description of the Company's capital stock is not intended to be complete and is qualified by reference to the provisions of applicable law and to the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate of Incorporation") and Amended and Restated By-laws (the "Restated By-laws"), filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     As of March 31, 1998, there were 13,467,233 shares of Common Stock outstanding held by 30 stockholders of record. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 2,500,000 shares of Common Stock offered by the Company hereby, there will be 15,967,233 shares of Common Stock outstanding upon the closing of this offering. In addition, as of March 31, 1998, there were outstanding stock options for the purchase of a total of 5,539,782 shares of Common Stock.

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities of the Company, subject to the prior rights of any outstanding Preferred Stock. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of Preferred Stock, in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. There are no shares of Preferred Stock currently outstanding.

     The stockholders of the Company have granted the Board of Directors authority to issue the Preferred Stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Common Stock will be subject to the rights of holders of any Preferred Stock issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of Common Stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. The Company has not, to date, issued any shares of such Preferred Stock and has no present plans to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

     The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management -- Election of Directors." In addition, the Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of 75% of the shares of capital stock of the Company entitled to vote. Under the Restated Certificate of Incorporation, any vacancy on the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company.

     The Restated Certificate of Incorporation also provides that after the closing of this offering, any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Restated Certificate of Incorporation further provides that special meetings of the stockholders may only be called by the Chairman of the Board of Directors. Under the Restated By-laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to the Company. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote to amend or repeal any of the foregoing provisions of the Restated Certificate of Incorporation. The Restated By-laws also may be amended or repealed by a majority vote of the Board of Directors subject to any limitations set forth in the Restated By-laws and amendment by stockholders of provisions described above requires the affirmative vote of the holders of at least 75% of the shares of capital stock of the Company issued and outstanding and entitled to vote. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Restated Certificate of Incorporation provides that the directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of the Company. In addition, the Restated Certificate of Incorporation provides that the directors of the Company will not be personally liable for monetary damages to the Company for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to the Company or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServe Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 15,967,233 shares of Common Stock outstanding (assuming no exercise of outstanding options). Of these shares, the 2,500,000 shares (2,875,000 shares if the over-allotment option is exercised in full) to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased by affiliates of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

     The remaining 13,467,233 shares of Common Stock outstanding upon completion of this offering are deemed "Restricted Shares" under Rule 144 or Rule 701 under the Securities Act. Approximately 2,374.5 of such Restricted Shares will be eligible for sale in the public market pursuant to Rule 144(k) on the date of this Prospectus. Upon expiration of the Lock-up Agreements, 180 days after the date of this Prospectus, an additional 12,932,841.5 shares of Common Stock will be eligible for sale in the public market pursuant to Rule 144 under the Securities Act.

     In general, under Rule 144, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 159,672 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, Affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the Restricted Shares from the issuer or an Affiliate. Rule 701 provides that currently outstanding shares of Common Stock acquired under the Company's employee compensation plans may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its one-year minimum holder period, subject to certain limitations.

OPTIONS

     Rule 701 also provides that the shares of Common Stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under the Company's stock plans may be resold by persons, other than Affiliates, beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to certain limitations. At March 31, 1998, approximately 3,107,837.5 shares of Common Stock were issued or issuable pursuant to vested options or pursuant to other rights granted under the Company's stock program, of which approximately 59,617.5 shares are not subject to Lock-up Agreements with the Underwriters and will be eligible for sale in the public market in accordance with Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus.

     The Company intends to file one or more registration statements on Form S-8 under the Securities Act following the date of this Prospectus, to register up to 5,539,782 shares of Common Stock subject to outstanding stock options or other rights granted pursuant to the Company's stock option program as of

March 31, 1998, including the 1,657,628 shares of Common Stock subject to options vested as of March 31, 1998, and 4,064,578 shares of Common Stock issuable pursuant to the Company's stock plans. Such registration statements are expected to become effective upon filing.

LOCK-UP AGREEMENTS

     Except for sales of Common Stock to the Underwriters pursuant to the Underwriting Agreement and transactions relating to Common Stock or other securities acquired in open market transactions after the completion of this offering, the Company, the executive officers and directors, the Selling Stockholders and certain other securityholders have agreed not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) without the prior written consent of Morgan Stanley & Co. Incorporated ("Morgan Stanley") for a period of 180 days from the date of this Prospectus. In addition, for a period of 180 days from the date of this Prospectus, except as required by law, the Company has agreed that its Board of Directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected to result in the disposition by any person, directly or indirectly, of any shares of Common Stock without the prior written consent of Morgan Stanley. See "Underwriters." Morgan Stanley in its sole discretion at any time or from time to time and without notice may release for sale in the public market all or any portion of the shares subject to the lock-up agreements.

REGISTRATION RIGHTS

     No securityholders of the Company are entitled to require the Company to register any securities of the Company under the Securities Act.

     Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made as to the effect, if any, that market sales of shares of Common Stock prevailing from time to time, or the availability of shares for future sale, may have on the market price for the Common Stock. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely effect prevailing market prices for the Common Stock and could impair the Company's future ability to obtain capital through an offering of equity securities.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus, the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, BT Alex. Brown Incorporated and UBS Securities LLC are acting as Representatives (the "Underwriters"), have severally agreed to purchase, and the Company has agreed to sell to them, the respective number of shares of Common Stock set forth opposite their respective names below:

                                                               NUMBER
NAME                                                          OF SHARES
----                                                          ---------
Morgan Stanley & Co. Incorporated...........................
BT Alex. Brown Incorporated.................................
UBS Securities LLC..........................................

                                                              ---------
          Total.............................................  2,500,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price which represents a concession not
in excess of $          per share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $          per share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, this offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company and certain stockholders of the Company, consisting of Messrs. Anand, Aslanian, Doganis and Mekikian (collectively, the "Selling Stockholders"), have granted the Underwriters an option, exercisable for 30 days from the date of the Prospectus, to purchase up to an additional 375,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with this offering. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the Underwriters hereby.

     At the request of the Company, the Underwriters have reserved up to 125,000 shares of the Common Stock offered hereby for sale at the initial public offering price to the Company's customers and other persons with whom the Company has business relationships, including potential marketing partners and other persons who have been supportive of the Company's efforts. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     Except for sales of Common Stock to the Underwriters pursuant to the Underwriting Agreement and transactions relating to Common Stock or other securities acquired in open market transactions after the completion of this offering, the Company and the executive officers and directors of the Company, the Selling

Stockholders and certain other securityholders have agreed that, without the prior written consent of Morgan Stanley, they will not, during the period ending 180 days after the date of this Prospectus, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (regardless of whether such shares or any such securities are then owned by such person or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, regardless of whether any such transactions described in clauses (a) or (b) of this paragraph are to be settled by delivery of such Common Stock or such other securities, in cash or otherwise. Morgan Stanley in its sole discretion at any time or from time to time and without notice may release for sale in the public market all or any portion of the shares subject to the lock-up agreements.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price are the future prospects of the Company and its industry in general, net revenues, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, certain other ratios, and market prices of securities and certain financial operating information of companies engaged in activities similar to those of the Company.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. Peter B. Tarr, a partner of Hale and Dorr LLP, is Secretary of the Company.

                                    EXPERTS

     The Consolidated Financial Statements of the Company as of December 31, 1996 and December 31, 1997 and for the three years in the period ended December 31, 1997 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             CHANGE IN ACCOUNTANTS

     In January 1997, the Company's Board of Directors decided to retain Coopers & Lybrand L.L.P. as its independent public accountants and dismissed the Company's former auditors. The former auditors' report on the Company's financial statements for the years ended December 31, 1995 and 1994 does not cover the consolidated financial statements of the Company included in this Prospectus. Such report did not contain an adverse opinion or disclaimer of opinion and was not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure at the time of the change or with respect to the Company's financial statements for fiscal years 1995 and 1994, which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Coopers & Lybrand L.L.P., the Company had not consulted with Coopers & Lybrand L.L.P. regarding accounting principles.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                     INTERNATIONAL INTEGRATION INCORPORATED

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2

Consolidated Balance Sheets as of December 31, 1996 and
  1997, and March 31, 1998 (unaudited)......................  F-3

Consolidated Statements of Income for the years ended
  December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1997 and 1998 (unaudited).................  F-4

Consolidated Statement of Stockholders' Equity for the years ended December 31, 1995, 1996 and 1997, and for the three
  months ended March 31, 1998 (unaudited)...................  F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1997 and 1998 (unaudited).................  F-6

Notes to Consolidated Financial Statements..................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of International Integration Incorporated:

We have audited the accompanying consolidated balance sheets of International Integration Incorporated as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Integration Incorporated as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
March 16, 1998

                     INTERNATIONAL INTEGRATION INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                 DECEMBER 31,        MARCH 31,
                                                              ------------------    -----------
                                                               1996       1997         1998
                                                              -------    -------    -----------
                                                                                    (UNAUDITED)
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 3,889    $10,822      $ 9,833
  Accounts receivable, net of reserve of $114, $196 and
     $112, respectively.....................................    4,698      5,906        5,349
  Unbilled revenues.........................................      222        708          476
  Prepaid expenses and other current assets.................      192        429          490
  Deferred income taxes.....................................      795        812          878
                                                              -------    -------      -------
          Total current assets..............................    9,796     18,677       17,026
                                                              -------    -------      -------
Property and equipment, at cost:
  Computers and equipment...................................      679      2,527        2,460
  Furniture and fixtures....................................      244        602          881
                                                              -------    -------      -------
                                                                  923      3,129        3,341
  Less-accumulated depreciation.............................      384        838        1,039
                                                              -------    -------      -------
                                                                  539      2,291        2,302
Other assets................................................      167        144          190
                                                              -------    -------      -------
          Total assets......................................  $10,502    $21,112      $19,518
                                                              =======    =======      =======

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   382    $   483      $   727
  Accrued expenses..........................................    1,049      2,956        2,362
  Current portion of long-term obligations..................       --        268          258
  Accrued income taxes......................................       66          1          938
  Deferred revenues.........................................    4,444      7,116        3,567
                                                              -------    -------      -------
          Total current liabilities.........................    5,941     10,824        7,852
                                                              -------    -------      -------
Long-term obligations.......................................       --        672          623
Commitments (Note 8)
Stockholders' equity:
  Preferred stock $0.01 par value; 1,000,000 shares
     authorized, no shares issued or outstanding............       --         --           --
  Common stock $0.01 par value; 100,000,000 shares
     authorized; 12,493,212, 12,966,889 and 13,470,234
     shares issued at December 31, 1996 and 1997 and March
     31, 1998, respectively; 12,493,212, 12,963,888 and
     13,467,233 shares outstanding at December 31, 1996 and
     1997 and March 31, 1998, respectively..................      124        129          134
  Additional paid-in capital................................      250      1,516        1,566
  Treasury stock, 3,001 shares at cost......................       --         (8)          (8)
  Note receivable from stockholder..........................       --       (533)        (533)
  Retained earnings.........................................    4,187      8,512        9,884
                                                              -------    -------      -------
          Total stockholders' equity........................    4,561      9,616       11,043
                                                              -------    -------      -------
          Total liabilities and stockholders' equity........  $10,502    $21,112      $19,518
                                                              =======    =======      =======

  The accompanying notes are an integral part of these consolidated financial statements

                     INTERNATIONAL INTEGRATION INCORPORATED

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                THREE MONTHS
                                                YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                              ----------------------------    ----------------
                                               1995       1996       1997      1997      1998
                                              ------    -------    -------    ------    ------
                                                                                (UNAUDITED)
Net revenues................................  $9,197    $14,479    $26,859    $5,598    $8,828
Project personnel and software costs........   2,521      5,308     10,385     2,000     3,612
                                              ------    -------    -------    ------    ------
          Gross profit......................   6,676      9,171     16,474     3,598     5,216
Operating expenses:
  Selling and marketing.....................     897      1,580      3,046       630       850
  General and administrative................   2,371      5,011      6,734     1,497     2,247
                                              ------    -------    -------    ------    ------
          Total operating expenses..........   3,268      6,591      9,780     2,127     3,097
                                              ------    -------    -------    ------    ------
Operating income............................   3,408      2,580      6,694     1,471     2,119
Other income (expense):
  Interest income...........................      92         85        460        52       156
  Interest expense..........................      --         --        (69)       --       (26)
                                              ------    -------    -------    ------    ------
          Income before income taxes........   3,500      2,665      7,085     1,523     2,249
Provision for income taxes..................   1,424      1,050      2,760       594       877
                                              ------    -------    -------    ------    ------
          Net income........................  $2,076    $ 1,615    $ 4,325    $  929    $1,372
                                              ======    =======    =======    ======    ======
Earnings per share:
  Basic.....................................  $ 0.17    $  0.13    $  0.34    $ 0.07    $ 0.10
                                              ======    =======    =======    ======    ======
  Diluted...................................  $ 0.15    $  0.12    $  0.29    $ 0.07    $ 0.09
                                              ======    =======    =======    ======    ======
Weighted average shares outstanding:
  Basic.....................................  12,323     12,425     12,627    12,519    13,244
  Diluted...................................  13,465     13,682     15,163    14,256    16,031

  The accompanying notes are an integral part of these consolidated financial statements

                     INTERNATIONAL INTEGRATION INCORPORATED

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                             SERIES A             SERIES B
                                           COMMON STOCK         COMMON STOCK        COMMON STOCK                   TREASURY STOCK
                                        -------------------   ----------------   ------------------                --------------
                                          NUMBER               NUMBER              NUMBER             ADDITIONAL   NUMBER
                                            OF         PAR       OF       PAR        OF        PAR     PAID-IN       OF
                                          SHARES      VALUE    SHARES    VALUE     SHARES     VALUE    CAPITAL     SHARES   COST
                                        -----------   -----   --------   -----   ----------   -----   ----------   ------   -----
Balance at December 31, 1994..........   12,020,025    $8      300,499    $ 2            --     --          --        --      --
  Exercise of stock options...........           --    --       27,000     --            --     --          --        --      --
  Net income..........................           --    --           --     --            --     --          --        --      --
                                        -----------    --     --------    ---    ----------   ----      ------     ------    ---
Balance at December 31, 1995..........   12,020,025     8      327,499      2            --     --          --        --      --
  Conversion..........................  (12,020,025)   (8)    (327,499)    (2)   12,347,524   $123          --        --      --
  Exercise of stock options...........           --    --           --     --       145,688      1      $  250        --      --
  Net income..........................           --    --           --     --            --     --          --        --      --
                                        -----------    --     --------    ---    ----------   ----      ------     ------    ---
Balance at December 31, 1996..........           --    --           --     --    12,493,212    124         250        --      --
  Exercise of stock options...........           --    --           --     --       473,677      5         676        --      --
  Acquisition of treasury stock.......           --    --           --     --            --     --          --     (3,001)   $(8)
  Tax benefit due to stock option
    exercise..........................           --    --           --     --            --     --         590        --      --
  Net income..........................           --    --           --     --            --     --          --        --      --
                                        -----------    --     --------    ---    ----------   ----      ------     ------    ---
Balance at December 31, 1997..........           --    --           --     --    12,966,889    129       1,516     (3,001)    (8)
  Exercise of stock options...........           --    --           --     --       503,345      5          50        --      --
  Net income..........................           --    --           --     --            --     --          --        --      --
                                        -----------    --     --------    ---    ----------   ----      ------     ------    ---
Balance at March 31, 1998
  (unaudited).........................           --    --           --     --    13,470,234   $134      $1,566     (3,001)   $(8)
                                        ===========    ==     ========    ===    ==========   ====      ======     ======    ===


                                           NOTE                   TOTAL
                                        RECEIVABLE                STOCK-
                                           FROM       RETAINED   HOLDERS'
                                        STOCKHOLDER   EARNINGS    EQUITY
                                        -----------   --------   --------
Balance at December 31, 1994..........        --       $  609    $   619
  Exercise of stock options...........        --           --         --
  Net income..........................        --        2,076      2,076
                                           -----       ------    -------
Balance at December 31, 1995..........        --        2,685      2,695
  Conversion..........................        --         (113)        --
  Exercise of stock options...........        --           --        251
  Net income..........................        --        1,615      1,615
                                           -----       ------    -------
Balance at December 31, 1996..........        --        4,187      4,561
  Exercise of stock options...........     $(533)          --        148
  Acquisition of treasury stock.......        --           --         (8)
  Tax benefit due to stock option
    exercise..........................        --           --        590
  Net income..........................        --        4,325      4,325
                                           -----       ------    -------
Balance at December 31, 1997..........      (533)       8,512      9,616
  Exercise of stock options...........        --           --         55
  Net income..........................        --        1,372      1,372
                                           -----       ------    -------
Balance at March 31, 1998
  (unaudited).........................     $(533)      $9,884    $11,043
                                           =====       ======    =======

  The accompanying notes are an integral part of these consolidated financial statements

                     INTERNATIONAL INTEGRATION INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               THREE MONTHS
                                               YEAR ENDED DECEMBER 31,        ENDED MARCH 31,
                                            -----------------------------    -----------------
                                              1995       1996       1997      1997      1998
                                            -------    -------    -------    ------    -------
                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income..............................  $ 2,076    $ 1,615    $ 4,325    $  929    $ 1,372
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization........      150        267        531       103        200
     Provision for doubtful accounts......       --         73         82        20         --
     Loss on disposal of fixed assets.....       --         --         97        --         --
     Deferred income taxes................     (910)       163        (17)        3        (66)
     Tax benefit due to stock option
       exercise...........................       --         --        590        --         --
     Changes in operating assets and
       liabilities:
       Accounts receivable................   (1,814)    (2,669)    (1,290)    1,848        557
       Unbilled revenues..................     (413)       191       (486)     (338)       232
       Prepaid expenses and other current
          assets..........................      (66)       (97)      (237)     (109)       (61)
       Accounts payable...................       73        290        101       338        244
       Accrued expenses...................    1,847       (328)     1,907       154       (594)
       Accrued income taxes...............      572       (937)       (65)      546        937
       Deferred revenues..................    1,551      1,955      2,672     3,021     (3,549)
                                            -------    -------    -------    ------    -------
          Net cash provided by (used in)
            operating activities..........    3,066        523      8,210     6,515       (728)
                                            -------    -------    -------    ------    -------
Cash flows from investing activities:
  Purchases of property and equipment.....     (497)      (388)    (1,788)     (564)      (212)
  Proceeds from sale of fixed assets......       --         --         25        --         --
Other.....................................     (175)        13         23        (2)       (46)
                                            -------    -------    -------    ------    -------
          Net cash used in investing
            activities....................     (672)      (375)    (1,740)     (566)      (258)
                                            -------    -------    -------    ------    -------
Cash flows from financing activities:
  Repayment of long-term obligations......       --         --       (177)       --        (58)
  Proceeds from equipment line of
     credit...............................       --         --        500        --         --
  Proceeds from exercise of stock
     options..............................       --        251        148        75         55
  Purchase of treasury stock..............       --         --         (8)       --         --
  (Increase) decrease in due from related
     parties..............................     (362)       396         --        --         --
  (Increase) decrease in due from
     officer/stockholder..................      (30)        30         --        --         --
                                            -------    -------    -------    ------    -------
          Net cash provided by (used in)
            financing activities..........     (392)       677        463        75         (3)
                                            -------    -------    -------    ------    -------
Net increase (decrease) in cash and cash
  equivalents.............................    2,002        825      6,933     6,024       (989)
Cash and cash equivalents, beginning of
  period..................................    1,062      3,064      3,889     3,889     10,822
                                            -------    -------    -------    ------    -------
Cash and cash equivalents, end of
  period..................................  $ 3,064    $ 3,889    $10,822    $9,913    $ 9,833
                                            =======    =======    =======    ======    =======

  The accompanying notes are an integral part of these consolidated financial statements

                     INTERNATIONAL INTEGRATION INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS
                                   UNAUDITED)
                             (DOLLARS IN THOUSANDS)

(1)  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     International Integration Incorporated ("i-Cube" or the "Company") provides application migration and custom software development services on a fixed-price, fixed-time basis to Fortune 1000 companies and other large enterprises.

     A summary of the Company's significant accounting policies follows:

     (a) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (b) Principles of Consolidation

     The consolidated financial statements reflect the operations of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated.

     (c) Foreign Currency Translation

     Assets and liabilities of the Company's foreign operations denominated in foreign currencies are translated into United States dollars at exchange rates prevailing at the balance sheet date. Revenues and expenses for the period are translated at the average exchange rates in effect during the period. Foreign currency effects were not material during the periods presented.

     (d) Revenue Recognition

     The Company derives substantially all of its revenues from technology consulting services. Revenues from contracts are recognized on the percentage-of-completion basis. The cumulative impact of any revision in estimates of the cost to complete and losses on projects in process are reflected in the period in which they become known. Net revenues exclude reimbursable expenses charged to customers. Revenues from maintenance contracts is deferred and recognized ratably over the contractual periods during which services are performed. Revenues related to time and materials engagements are recognized when the services are performed.


     Deferred revenues include amounts billed in advance for technology consulting contracts that will be recognized upon performance and amounts received from customers in excess of revenues recognized to date. Unbilled revenues represent revenues recognized on contracts in excess of contractual billings to date and are expected to be collected within one year.


     (e) Significant Customers and Concentration of Credit Risk

     For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, three, three, five, three and five customers each accounted for 10% or more of net revenues for the respective period and an aggregate of 75%, 62%, 83%, 72% and 77% of net revenues, respectively.

     Financial instruments that subject the Company to credit risks consist primarily of trade accounts receivable. As of December 31, 1996 and 1997 and March 31, 1998, approximately 85%, 86% and 75% of the Company's accounts receivable were due from three, four and three customers, respectively.

                     INTERNATIONAL INTEGRATION INCORPORATED

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS
                                   UNAUDITED)
                             (DOLLARS IN THOUSANDS)

     (f) Cash and Cash Equivalents

     Cash equivalents consist of highly liquid investments with a maturity of less than three months when purchased. At December 31, 1997 and March 31, 1998, cash and cash equivalents include overnight repurchase agreements with a bank of $10,800 and $9,600, respectively. Due to the short-term nature of these agreements, the Company does not take possession of the underlying collateral, U.S. Government Agency notes, which are held by the bank.

     (g) Depreciation

     The Company provides for depreciation of the assets over their estimated useful lives, using the straight-line method, as follows:

               ASSET CLASSIFICATION                 ESTIMATED USEFUL LIFE
               --------------------                 ---------------------
Computers and equipment...........................        3-5 years
Furniture and fixtures............................          5 years

     As of December 31, 1997 and March 31, 1998, the cost of furniture and fixtures recorded under capital leases was $473, and the related accumulated amortization was $47 and $71, respectively. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

     (h) Accounting for Stock-Based Compensation

     The Company accounts for stock-based awards to its employees using the intrinsic value based method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations and has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 7).

     (i) Earnings Per Share

     The Company has adopted SFAS No. 128, "Earnings per Share," in the year ended December 31, 1997. All historical earnings per share ("EPS") data have been presented to conform to the provisions of this statement (Note 6). SFAS No. 128 requires the presentation of basic and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS is computed using the weighted average number of common shares outstanding plus the dilutive effect of common stock equivalents (using the treasury stock method).

     (j) Income Taxes

     Deferred income taxes are determined based on the difference between the financial statements and the tax bases of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences reverse.

     (k) Impairment of Long-Lived Assets

     The Company periodically reviews the values assigned to long-lived assets, including property and equipment and other assets, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

                     INTERNATIONAL INTEGRATION INCORPORATED

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS
                                   UNAUDITED)
                             (DOLLARS IN THOUSANDS)

     (l) Unaudited First Quarter Information

     The unaudited financial statements as of and for the three-month periods ended March 31, 1997 and 1998 reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the financial position, results of operations and changes in cash flows as of and for the periods presented. These unaudited financial statements should be read in conjunction with the audited financial statements and related notes thereto. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

(2)  LONG-TERM OBLIGATIONS AND CREDIT ARRANGEMENTS

     The Company has a working capital line of credit ("working capital line") with a financial institution under which the Company may borrow the lesser of $2,000 or 75% of eligible accounts receivable, as defined in the agreement. The interest rate on all borrowings under the working capital line is prime plus
 1/2% (9.0% at December 31, 1997) and will be reduced to prime upon the Company's completion of an Initial Public Offering ("IPO"). The working capital line expires in August 1998 and is collateralized by substantially all assets of the Company. The Company is required to comply with certain operational and financial covenants under the agreement if there are borrowings under the working capital line. At December 31, 1997, the Company was in compliance with all such covenants. The agreement also provides a $1,000 sublimit for foreign exchange transactions and the issuance of letters of credit. There were no borrowings under the working capital line for all periods presented.

     In July 1997, the Company obtained an equipment line of credit ("equipment line") with the same financial institution from which the Company may borrow up to $500 for qualified capital expenditures, as defined in the agreement. The interest rate on all borrowings under the equipment line is prime plus 3/4% (9.25% at December 31, 1997) and will be reduced to prime upon the Company's completion of an IPO. The Company was able to borrow against this equipment line until January 31, 1998 (the "draw period"). During the draw period, the Company was required to make payments of interest only on all outstanding borrowings. At the conclusion of the draw period, the Company is required to make 36 equal monthly principal payments plus interest. The Company is required to comply with certain operational and financial covenants under the agreement if there are borrowings outstanding under the equipment line. At December 31, 1997, the Company was in compliance with all such covenants.

     Long-term obligations consist of the following at December 31, 1997:

Capital lease obligations...................................  $440
Equipment line..............................................   500
                                                              ----
                                                               940
Less-current maturities.....................................   268
                                                              ----
                                                              $672
                                                              ====

                     INTERNATIONAL INTEGRATION INCORPORATED

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS
                                   UNAUDITED)
                             (DOLLARS IN THOUSANDS)

     Maturities of long-term obligations are as follows:

1998........................................................  $  348
1999........................................................     313
2000........................................................     313
2001........................................................     122
2002........................................................      16
                                                              ------
                                                               1,112
Less-amount representing interest...........................     172
                                                              ------
                                                              $  940
                                                              ======

(3)  ACCRUED EXPENSES

     Accrued expenses consist of the following at December 31, 1996, 1997 and March 31, 1998:

                                                          DECEMBER 31,       MARCH 31,
                                                        ----------------     ---------
                                                         1996      1997        1998
                                                        ------    ------     ---------
                                                                            (UNAUDITED)
Accrued payroll and other payroll expenses............  $  474    $1,638      $  921
Accrued other.........................................     575     1,318       1,441
                                                        ------    ------      ------
                                                        $1,049    $2,956      $2,362
                                                        ======    ======      ======

(4)  INCOME TAXES

     The provision for income taxes consists of the following for the years ended December 31, 1995, 1996 and 1997:

                                                            1995      1996      1997
                                                           ------    ------    ------
Current
  Federal................................................  $1,768    $  692    $2,118
  State..................................................     566       196       659
                                                           ------    ------    ------
                                                            2,334       888     2,777
Deferred
  Federal................................................    (695)      124       (13)
  State..................................................    (215)       38        (4)
                                                           ------    ------    ------
                                                             (910)      162       (17)
                                                           ------    ------    ------
                                                           $1,424    $1,050    $2,760
                                                           ======    ======    ======

                     INTERNATIONAL INTEGRATION INCORPORATED

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS
                                   UNAUDITED)
                             (DOLLARS IN THOUSANDS)

     A reconciliation of the Company's income tax provision to the U.S. statutory income tax rate is as follows:

                                                              1995    1996    1997
                                                              ----    ----    ----
U.S. federal statutory tax rate.............................  34.0%   34.0%   34.0%
State income taxes, net of federal benefit..................   6.3     6.3     6.3
Research and development credits............................  (0.7)   (1.0)   (1.0)
Other, net..................................................   1.1      .1    (0.3)
                                                              ----    ----    ----
          Effective tax rate................................  40.7%   39.4%   39.0%
                                                              ====    ====    ====

     Significant components of the net deferred tax asset as of December 31, 1996 and 1997 are as follows:

                                                              1996    1997
                                                              ----    ----
Accruals and reserves.......................................  $784    $835
Depreciation................................................    11     (23)
                                                              ----    ----
          Total net deferred tax asset......................  $795    $812
                                                              ====    ====

(5)  STOCKHOLDERS' EQUITY

     Until February 1996, the Company had authorized 12,020,025 and 2,979,975 of Series A and Series B common shares, respectively, at no par value.

     In February 1996, each share of Series A common stock and Series B common stock, without par value, was converted into one share of common stock, $0.01 par value, with the same voting rights. The Company has authorized 22,000,000 shares consisting of 21,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value.

     In February 1997, i-Cube's Board of Directors voted a three-for-two stock split of the Company's common stock, payable as a stock dividend, which became effective the same day. All share and per share data, except common stock par value, have been retroactively adjusted to reflect these changes.

     In April 1998, i-Cube's Board of Directors voted, and recommended to i-Cube's stockholders for approval, an increase in the authorized shares of Common Stock, $0.01 par value, to 100,000,000.

(6)  EARNINGS PER SHARE

     The following table reconciles the denominator of the basic and diluted earnings per share computation as shown on the Consolidated Statements of
Income:

                                                                               THREE MONTHS
                                      YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                               --------------------------------------    ------------------------
                                  1995          1996          1997          1997          1998
                               ----------    ----------    ----------    ----------    ----------
                                                                               (UNAUDITED)
Basic common shares
  outstanding................  12,322,743    12,424,678    12,627,222    12,519,461    13,243,701
Stock options................   1,141,930     1,257,658     2,536,198     1,736,146     2,787,440
                               ----------    ----------    ----------    ----------    ----------
Diluted common and common
  equivalent shares..........  13,464,673    13,682,336    15,163,420    14,255,607    16,031,141
                               ==========    ==========    ==========    ==========    ==========

                     INTERNATIONAL INTEGRATION INCORPORATED

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS
                                   UNAUDITED)
                             (DOLLARS IN THOUSANDS)

     Options to purchase shares of the Company's common stock of 440,574, 150,000, 139,847, 204,100 and 22,856 for the years ended December 31, 1995,
1996, 1997 and three months ended March 31, 1997 and 1998, respectively, were outstanding during the respective periods but were not included in the computation of diluted EPS because the exercise price of the options, which ranges from $1.33 to $2.20 in 1995, $2.20 in 1996, $5.00 in 1997, $3.00 in the
three months ended March 31, 1997 and $7.00 in the three months ended March 31, 1998, were greater than the average market price of the common stock for the periods reported. The outstanding options not included in the calculation for the year ended December 31, 1995 will expire between May 2005 and December 2005. The outstanding options not included in the calculation for the year ended December 31, 1996 will expire in September 2005. The outstanding options not included in the calculation for the year ended December 31, 1997 will expire in November 2007. The outstanding options not included in the calculation for the three months ended March 31, 1997 will expire between February 2007 and March 2007. The outstanding options not included in the calculation for the three months ended March 31, 1998 will expire in March 2008.

(7)  STOCK PLANS

     (a) 1993 Stock Plan

     The Company has a 1993 Stock Plan (the "1993 Plan"), pursuant to which the Company was authorized to grant to employees, directors and consultants of the Company statutory and nonstatutory stock options to purchase shares of Series B common stock (now common stock). Under the 1993 Plan, incentive stock options may be granted at an exercise price not less than the fair market value of the Company's common stock on the date of the grant, as determined by the Board of Directors. Nonqualified options may be granted on terms determined by the Board of Directors, but at a price of no less than the book value per share or 50% of the fair market value on the date of grant, whichever is lower. The maximum term of the options is ten years from date of grant. Upon the adoption of the 1996 Plan, shares remaining ungranted under the 1993 Plan were authorized to be granted under the 1996 Plan, and the 1993 Plan was then terminated.

     (b) 1996 Stock Plan

     On January 15, 1996, the Company's Board of Directors adopted the 1996 Stock Plan (the "1996 Plan"), pursuant to which the Company may grant to employees, directors and consultants of the Company stock options, rights or awards to purchase shares of common stock. The total number of shares available for grant under the 1996 Plan was 989,984 at March 31, 1998. Under the 1996 Plan, incentive stock options ("ISOs") may be granted at an exercise price not less than the fair market value of the Company's common stock on the date of the grant (110% of fair market value for ISOs granted to holders of more than 10% of the voting stock of the Company), as determined by the Board of Directors. Stock options under the 1996 Plan are non-transferable and generally vest over a four-year period. The maximum term of any option is ten years.

                     INTERNATIONAL INTEGRATION INCORPORATED

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS
                                   UNAUDITED)
                             (DOLLARS IN THOUSANDS)

     Information related to all stock options granted by the Company is as follows:

                                                                                  WEIGHTED
                                                    WEIGHTED                      AVERAGE
                                                    AVERAGE                    EXERCISE PRICE
                                       NUMBER OF    EXERCISE      OPTIONS        OF OPTIONS
                                        SHARES       PRICE      EXERCISABLE     EXERCISABLE
                                       ---------    --------    -----------    --------------
Outstanding, December 31, 1994.......  1,099,988     $0.01         354,487         $0.01
  Granted............................  1,259,175      1.59
  Exercised..........................    (27,000)     0.01
                                       ---------     -----       ---------         -----
Outstanding, December 31, 1995.......  2,332,163      0.85       1,166,952         $0.54
  Granted............................  2,952,000      2.00
  Exercised..........................   (145,688)     1.72
  Forfeited/canceled.................   (479,550)     1.99
                                       ---------     -----       ---------         -----
Outstanding, December 31, 1996.......  4,658,925      1.43       1,728,001         $0.72
  Granted............................  1,931,700      3.43
  Exercised..........................   (473,677)     1.44
  Forfeited/canceled.................   (429,323)     2.17
                                       ---------     -----       ---------         -----
Outstanding, December 31, 1997.......  5,687,625      2.06       1,997,804         $0.92
  Granted............................    451,500      5.74
  Exercised..........................   (503,345)     0.11
  Forfeited/canceled.................    (95,998)     3.59
                                       ---------     -----       ---------         -----
Outstanding March 31,
  1998(unaudited)....................  5,539,782     $2.51       1,657,628         $1.32
                                       =========     =====

     The following table summarizes information about stock options outstanding at March 31, 1998:

                             OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                 -------------------------------------------   ------------------------
                    NUMBER          WEIGHTED       WEIGHTED       NUMBER      WEIGHTED
     RANGE OF    OUTSTANDING        AVERAGE         AVERAGE    EXERCISABLE     AVERAGE
     EXERCISE    AT MARCH 31,      REMAINING       EXERCISE    AT MARCH 31,   EXERCISE
      PRICES         1998       CONTRACTUAL LIFE     PRICE         1998         PRICE
    ----------   ------------   ----------------   ---------   ------------   ---------
    $0.01-0.67      728,500           6.53           $0.13        668,880       $0.10
     1.33-1.33       21,675           7.08            1.33         13,551        1.33
     2.00-2.20    2,721,594           8.23            2.01        840,167        2.02
     3.00-3.00    1,180,563           9.08            3.00        133,905        3.00
     5.00-5.00      720,450           9.61            5.00          1,125        5.00
     7.00-7.00      167,000           9.97            7.00             --          --
    ----------    ---------           ----           -----      ---------       -----
    $0.01-7.00    5,539,782           8.41           $2.51      1,657,628       $1.32
    ==========    =========           ====           =====      =========       =====

     The exercise price for each of the above grants was determined by the Board of Directors of the Company to be equal to the fair market value of the common stock on the day of grant (110% of the fair market value for grants to holders of more than 10% of the voting stock of the Company). In reaching this determination at the time of each such grant, the Board considered a broad range of factors including the illiquid nature of an investment in the Company's common stock, the Company's historical financial performance, and the Company's future prospects. Pursuant to the required pro forma disclosure under the fair value method of

                     INTERNATIONAL INTEGRATION INCORPORATED

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS
                                   UNAUDITED)
                             (DOLLARS IN THOUSANDS)

estimating compensation cost, the Company has estimated the fair value of its stock option grants by using the Black-Scholes option pricing method with the following weighted-average assumptions:

                                                              1995     1996     1997
                                                              -----    -----    -----
Expected option term (years)................................    5.0      7.0      7.0
Risk-free interest rate (%).................................    6.3      6.6      6.4
Dividend yield (%)..........................................    0.0      0.0      0.0

Weighted-average fair value of options granted..............  $0.40    $0.72    $1.20

     The Company applies APB Opinion No. 25 and the related Interpretations. Accordingly, no compensation cost has been recognized for option grants. Had compensation cost for these awards been determined based on the fair value at the grant dates using the minimum value method, consistent with SFAS No. 123, the Company's net income would have been adjusted to the pro forma amounts indicated below:

                                                            1995      1996      1997
                                                           ------    ------    ------
Net income
  As reported............................................  $2,076    $1,615    $4,325
  Compensation expense for stock options.................      56       272       573
                                                           ------    ------    ------
  Pro forma net income...................................  $2,020    $1,343    $3,752
                                                           ======    ======    ======
Basic earnings per share as reported.....................  $ 0.17    $ 0.13    $ 0.34
Pro forma basic earnings per share.......................  $ 0.16    $ 0.11    $ 0.30
Diluted earnings per share as reported...................  $ 0.15    $ 0.12    $ 0.29
Pro forma diluted earnings per share.....................  $ 0.15    $ 0.10    $ 0.25

(8)  COMMITMENTS

     The Company leases its facilities under operating lease agreements that expire through October 2002. The following are the future minimum lease payments under operating leases as of December 31, 1997:

1998................................................  $1,108
1999................................................   1,144
2000................................................   1,228
2001................................................   1,140
2002................................................      45
                                                      ------
          Total minimum lease payments..............  $4,665
                                                      ======

     Rent expense was $237, $544 and $1,158 for the years ended December 31, 1995, 1996 and 1997, respectively.

(9)  RELATED PARTY TRANSACTIONS

     In 1995, the Company had net revenues of $36 from an entity whose principal stockholder is a principal stockholder and a former director of the Company.

     In 1995, the Company had net revenues of $366 from an entity of which a principal stockholder and former director of the Company was a stockholder and director.

                     INTERNATIONAL INTEGRATION INCORPORATED

  (INFORMATION AS OF AND FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997 IS
                                   UNAUDITED)
                             (DOLLARS IN THOUSANDS)

     During 1995, the Company provided certain management, administrative and support services and subleased a portion of its facilities to another related entity. The Company charged the entity $102 during 1995, which was offset against operating expenses of the Company. The amount charged was included in due from related party in the Company's balance sheets. During 1996, all amounts were paid in full.

     In 1996, the Company was paid $317 for IT services provided to a company of which a principal stockholder and a former director of the Company was a significant shareholder.

     During 1997, the Company received a note for $533 from a stockholder for the exercise of 400,000 stock options. The note is due in October 2000 and accrues interest at 8.5%, payable at maturity.

(10)  401(k) PLAN

     During April 1995, the Company adopted a defined contribution plan (the "401(k) Plan") under Section 401(k) of the Internal Revenue Code. The 401(k) Plan allows eligible employees to make contributions up to a specified annual maximum contribution, as defined. Under the 401(k) Plan, the Company may, but is not obligated to, match a portion of the employees contributions up to a defined maximum. The Company did not contribute to the 401(k) Plan during 1995, 1996, or 1997. The Company's contribution to the plan was $32 during the three months ended March 31, 1998.

(11)  SUPPLEMENTARY INFORMATION

     During 1997 and the three months ended March 31, 1998, the Company paid interest of $69 and $22 respectively. No interest was paid in 1995, 1996, or the three months ended March 31, 1998.

     During 1995, 1996, 1997 and the three months ended March 31, 1997 and 1998, the Company paid $1,762, $1,808, $2,217, $127, and $7, respectively for income taxes.

     The Company entered into obligations under capital leases of $617 during the period ended December 31, 1997.

     During 1997, the Company disposed of various fixed assets with an original cost of $199.

     During 1996 and 1997 the Company paid $1,150 and $249 for executive signing bonuses, respectively. These amounts are included in general and administrative expenses.

[Callout:]
The i-Cube Mission
To help clients create business advantage by rapidly revitalizing and implementing strategic information solutions

i-Culture Values
These values are deeply held principles that govern and guide i-Cube in its relationships with clients, team members, partners, communities and other stakeholders.
- Trust and respect
- Integrity
- Commitment
- Teamwork
- A belief that the journey is as important as the destination

i-Culture Vision
Where technical barriers end and business solutions begin. Together, as a team, we consistently strive to:
- Deploy brilliant technology
- Thrill our clients
- Do the right things right
We are passionate people having fun!


The i-Culture.

Helping the company foster teamwork, entrepreneurial values, leadership and a commitment to client success.

[GRAPHIC: A stylized depiction of the i-Culture as a cube with sides representing the people, the technology and the methods i-Cube employs to deliver value to clients.]

[CAPTION: The i-Culture: i-Cube understands the important role its people play in delivering solutions to clients.]

[photograph of company employees participating in a team building exercise]

[Section 3:]
The People:

i-Cube believes that the quality of its people will determine the quality of services it delivers to its clients.

Placing as great a focus on its people as on its technology, i-Cube is committed to attracting and retaining a team of high-caliber professionals with deep business and technology experience.

So people, technology and methods work together to deliver results to clients.

It's a culture built on teamwork. The company's investment in its people includes extensive team-building experiences for all employees. Initial and ongoing training.

Mentoring. Pay-for-performance. Opportunities for accelerated career advancement. A flexible work environment. Stock ownership opportunities for all employees.

                                  I-Cube Logo

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

SEC registration fee........................................  $ 12,197
NASD filing fee.............................................     4,525
Nasdaq National Market listing fee..........................    95,000
Printing and engraving expenses.............................   120,000
Legal fees and expenses.....................................   300,000
Accounting fees and expenses................................   300,000
Blue Sky fees and expenses (including legal fees)...........    10,000
Transfer agent and registrar fees and expenses..............    50,000
Miscellaneous...............................................    58,278
                                                              --------
          Total.............................................  $950,000
                                                              ========

     The Company will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law and the Registrant's Certificate of Incorporation, as amended, provides for indemnification of the Registrant's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant's Form of Amended and Restated Certificate of Incorporation filed as Exhibit 3.2 hereto.

     The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

     The Company intends to obtain directors and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

          (a) Issuances of Capital Stock.

          On February 28, 1996, the Company issued an aggregate of 8,231,683 (pre-split) shares of its Common Stock to seven stockholders upon the conversion of an aggregate of 8,231,683 shares of the common stock of International Integration Incorporated, a Massachusetts corporation, in connection with the Company's reincorporation in Delaware. Of these, 18,000 shares were issued to one stockholder upon the conversion of shares issued (pursuant to an exercise of options under the Company's 1993 Stock Plan) in the three years preceding the filing of this registration statement; the balance of these shares were issued to six stockholders upon the conversion of shares issued more than three years prior to the filing of this registration statement.

          Between February 28, 1996 and February 4, 1997, the Company issued an aggregate of 122,625 (pre-split) shares of its Common Stock to eight stockholders for an aggregate purchase price of $327,975. All of such issuances were pursuant to option exercises or restricted stock purchases under the Company's stock plans.

          The Company declared a three-for-two stock split, by means of a stock dividend, effective February 5, 1997. As a result, the holders of 8,354,308 shares received an additional 4,177,154 shares of Common Stock.

          Since its reincorporation in Delaware, the Company has repurchased from stockholders an aggregate of 3,001 (post-split) shares of Common Stock, which are currently held in treasury by the Company.

          Subsequent to the stock split described above, the Company issued an aggregate of 938,772 (post-split) shares of its Common Stock to 16 stockholders for an aggregate purchase price of $659,547.51. All of such issuances were pursuant to option exercises or restricted stock purchases under the Company's stock plans.

          (b) Certain Grants and Exercises of Stock Options and Restricted
     Stock.

          Prior to January 1, 1996, the Company (i) issued options under its 1993 Stock Plan to purchase an aggregate of 1,866,363.5 (post-split) shares of Common Stock, exercisable at a weighted average exercise price of $.57 per share and (ii) issued an aggregate of 951,188.5 (post-split) shares of Common Stock at a weighted average purchase price of $.60 per share upon exercise of certain of such options. Also, during this period, the Company issued 300,500 (post-split) shares of restricted stock under its 1993 Stock Plan for a weighted average purchase price of $.01 per share.

          From February 29, 1996 through March 31, 1998, the Company (i) issued options under its 1996 Stock Plan to purchase an aggregate of 4,710,628 (post-split) shares of Common Stock, exercisable at a weighted average purchase price of $2.84 per share and (ii) issued an aggregate of 86,021 (post-split) shares of Common Stock at a weighted average purchase price of $2.18 per share upon exercise of certain of such options. Also, during this period, the Company issued 112,500 (post-split) shares of restricted stock under its 1996 Stock Plan for a weighted average purchase price of $2.00 per share.

          The foregoing exercises of stock options and grants of restricted stock are also included in the totals in paragraph (a) above.

          No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase Common Stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 1.1      --   Form of Underwriting Agreement
 3.1*     --   Certificate of Incorporation of the Registrant, as amended
 3.2*     --   Amended and Restated Certificate of Incorporation of the
               Registrant, to be filed prior to the closing of this
               offering
 3.3*     --   By-laws of the Registrant, as amended
 3.4*     --   Amended and Restated By-Laws of the Registrant, to be
               effective upon the closing of this offering
 4.1*     --   Specimen Certificate for Common Stock
 5.1*     --   Opinion of Hale and Dorr LLP
10.1*     --   1993 Stock Plan

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
10.2*     --   1996 Stock Plan
10.3*     --   1998 Stock Incentive Plan
10.4*     --   1998 Non-Employee Director Stock Option Plan
10.5*     --   Founding Stockholders' Agreement dated as of May 6, 1997
               between the Registrant, Madhav Anand, Yannis Doganis, Sundar
               Subramaniam and Edouard Aslanian
10.6*     --   Amendment to Founding Stockholders' Agreement dated as May
               6, 1997, between the Registrant, Madhav Anand, Yannis
               Doganis, Sundar Subramaniam, Edouard Aslanian, Harrington
               Trust Limited, as Trustee of The Geneva Trust, and
               Subramaniam Limited Partnership
10.7*     --   Voting Trust Agreement dated as of October 13, 1997 between the Registrant, State Street Bank and Trust Company, Sundar
               Subramaniam, Subramaniam Limited Partnership and Harrington
               Trust Limited, as Trustee of the Geneva Trust
10.8*     --   Letter Agreement dated August 8, 1995 between the Registrant and Silicon Valley Bank
10.9*     --   Promissory Note dated August 8, 1995 between the Registrant and Silicon Valley Bank
10.10*    --   Commercial Security Agreement dated August 8, 1995 between the Registrant and Silicon Valley Bank
10.11*    --   Negative Pledge Agreement dated August 8, 1995 between the
               Registrant and Silicon Valley Bank
10.12*    --   Letter Agreement dated October 7, 1996 between the
               Registrant and Silicon Valley Bank
10.13*    --   Promissory Note dated July 31, 1997 between the Registrant and Silicon Valley Bank
10.14*    --   Loan Modification Agreements between Registrant and Silicon
               Valley Bank dated August 6, August 7, 1996 and August 28,
               1997, respectively
10.15*    --   Lease Agreement dated November 20, 1996 between the
               Registrant, RR&C Development Company and Patrician
               Associates, Inc.
10.16*    --   Lease Agreement dated as of July 14, 1995 between the
               Registrant and Riverfront Office Park Joint Venture
10.17*    --   Amendment No. 1 to Lease Agreement dated as of July 14, 1995 between the Registrant and Riverfront Office Park Joint
               Venture
10.18*    --   Sublease dated as of June 19, 1995 between the Registrant
               and MathSoft, Inc.
10.19*    --   Letter Agreement dated June 3, 1996 between the Registrant and Michael Pehl
10.20*    --   Letter Agreement dated August 30, 1996 between the
               Registrant and Lawrence P. Begley
10.21*    --   Letter Agreement dated December 19, 1997 between the
               Registrant and Karl-Heinz Dette
10.22*    --   Application Transformation Program Agreement dated as of
               July 23, 1997 between Hewlett-Packard Company and the
               Registrant
10.23*    --   Cooperation Agreement dated as of July 9, 1997 between the
               Registrant and debis Systemhaus MEB Mercedes EDV Beratung
               GmbH
10.24     --   Letter between the Company and the Selling Stockholders
               relating to indemnification matters
16.1*     --   Letter from Arthur Andersen LLP re: change in certifying
               accountants
21.1*     --   Subsidiaries of the Registrant
23.1      --   Consent of Coopers & Lybrand L.L.P.
23.2*     --   Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1*     --   Power of Attorney (see page II-5)
27*       --   Financial Data Schedule


---------------

*   Previously filed.


     (b) Financial Statements Schedules:

     All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(2) or (3) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, Massachusetts, on this 18th day of June, 1998.


                                          INTERNATIONAL INTEGRATION INCORPORATED

                                          By:    /s/ LAWRENCE P. BEGLEY
                                            ------------------------------------
                                                     Lawrence P. Begley
                                              Executive Vice President, Chief
                                              Financial Officer, Treasurer and
                                             Director (Principal Accounting and
                                                     Financial Officer)


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                     TITLE                      DATE
                     ---------                                     -----                      ----
                   MICHAEL PEHL*                     Chief Executive Officer and          June 18, 1998
---------------------------------------------------    Chairman (Principal Executive
                   Michael Pehl                        Officer)

                   MADHAV ANAND*                     President and Director               June 18, 1998
---------------------------------------------------
                   Madhav Anand

                LAWRENCE P. BEGLEY                   Executive Vice President, Chief      June 18, 1998
---------------------------------------------------    Financial Officer, Treasurer
                Lawrence P. Begley                     and Director (Principal
                                                       Accounting and Financial
                                                       Officer)

                THOMAS J. MEREDITH*                  Director                             June 18, 1998
---------------------------------------------------
                Thomas J. Meredith

                 JOSEPH M. TUCCI*                    Director                             June 18, 1998
---------------------------------------------------
                  Joseph M. Tucci

                 GREGORY S. YOUNG*                   Director                             June 18, 1998
---------------------------------------------------
                 Gregory S. Young

                  JOHN A. YOUNG*                     Director                             June 18, 1998
---------------------------------------------------
                   John A. Young

               PATRICK J. ZILVITIS*                  Director                             June 18, 1998
---------------------------------------------------
                Patrick J. Zilvitis

             * /s/ LAWRENCE P. BEGLEY
---------------------------------------------------
                Lawrence P. Begley
                 Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 1.1      --   Form of Underwriting Agreement
 3.1*     --   Certificate of Incorporation of the Registrant, as amended
 3.2*     --   Amended and Restated Certificate of Incorporation of the
               Registrant, to be filed prior to the closing of this
               offering
 3.3*     --   By-laws of the Registrant, as amended
 3.4*     --   Amended and Restated By-Laws of the Registrant, to be
               effective upon the closing of this offering
 4.1*     --   Specimen Certificate for Common Stock
 5.1*     --   Opinion of Hale and Dorr LLP
10.1*     --   1993 Stock Plan
10.2*     --   1996 Stock Plan
10.3*     --   1998 Stock Incentive Plan
10.4*     --   1998 Non-Employee Director Stock Option Plan
10.5*     --   Founding Stockholders' Agreement dated as of May 6, 1997
               between the Registrant, Madhav Anand, Yannis Doganis, Sundar
               Subramaniam and Edouard Aslanian
10.6*     --   Amendment to Founding Stockholders' Agreement dated as May
               6, 1997, between the Registrant, Madhav Anand, Yannis
               Doganis, Sundar Subramaniam, Edouard Aslanian, Harrington
               Trust Limited, as Trustee of The Geneva Trust, and
               Subramaniam Limited Partnership
10.7*     --   Voting Trust Agreement dated as of October 13, 1997 between the Registrant, State Street Bank and Trust Company, Sundar
               Subramaniam, Subramaniam Limited Partnership and Harrington
               Trust Limited, as Trustee of the Geneva Trust
10.8*     --   Letter Agreement dated August 8, 1995 between the Registrant and Silicon Valley Bank
10.9*     --   Promissory Note dated August 8, 1995 between the Registrant and Silicon Valley Bank
10.10*    --   Commercial Security Agreement dated August 8, 1995 between the Registrant and Silicon Valley Bank
10.11*    --   Negative Pledge Agreement dated August 8, 1995 between the
               Registrant and Silicon Valley Bank
10.12*    --   Letter Agreement dated October 7, 1996 between the
               Registrant and Silicon Valley Bank
10.13*    --   Promissory Note dated July 31, 1997 between the Registrant and Silicon Valley Bank
10.14*    --   Loan Modification Agreements between Registrant and Silicon
               Valley Bank dated August 6, August 7, 1996 and August 28,
               1997, respectively
10.15*    --   Lease Agreement dated November 20, 1996 between the
               Registrant, RR&C Development Company and Patrician
               Associates, Inc.
10.16*    --   Lease Agreement dated as of July 14, 1995 between the
               Registrant and Riverfront Office Park Joint Venture
10.17*    --   Amendment No. 1 to Lease Agreement dated as of July 14, 1995 between the Registrant and Riverfront Office Park Joint
               Venture
10.18*    --   Sublease dated as of June 19, 1995 between the Registrant
               and MathSoft, Inc.
10.19*    --   Letter Agreement dated June 3, 1996 between the Registrant and Michael Pehl
10.20*    --   Letter Agreement dated August 30, 1996 between the
               Registrant and Lawrence P. Begley
10.21*    --   Letter Agreement dated December 19, 1997 between the
               Registrant and Karl-Heinz Dette
10.22*    --   Application Transformation Program Agreement dated as of
               July 23, 1997 between Hewlett-Packard Company and the
               Registrant
10.23*    --   Cooperation Agreement dated as of July 9, 1997 between the
               Registrant and debis Systemhaus MEB Mercedes EDV Beratung
               GmbH
10.24     --   Letter between the Company and the Selling Stockholders
               relating to indemnification matters
16.1*     --   Letter from Arthur Andersen LLP re: change in certifying
               accountants
21.1*     --   Subsidiaries of the Registrant
23.1      --   Consent of Coopers & Lybrand L.L.P.

EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
23.2*     --   Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1*     --   Power of Attorney (see page II-5)
27*       --   Financial Data Schedule

---------------

*   Previously filed.